Exhibit 10.55

COLOMBIAN PARTICIPATION AGREEMENT

BY AND AMONG

ARGOSY ENERGY INTERNATIONAL,

GRAN TIERRA ENERGY INC.

AND

CROSBY CAPITAL, LLC

DATED

AS OF JUNE 22, 2006

TABLE OF CONTENTS

1. Definitions.		1
1.1.	“AAA Rules”	1
1.1A.	“Acceptable Credit Rating”	1
1.2.	“Adjusted Net Revenue Interest”	2
1.3.	“Adjusted New Commercial Field Capital Expenditures”	2
1.4.	“AFE”	2
1.5.	“Affiliate”	2
1.6.	“Allowed Adjustment Factors”	2
1.7.	“ANH”	2
1.8.	“Base Net Revenue Interest”	2
1.9.	“Base Overriding Royalty Interest”	3
1.10.	“Capital Expenditure Commitment”	3
1.11.	“Capital Expenditure Period”	3
1.12.	“Colombia”	3
1.13.	“Colombian Ad Valorem Taxes”	3
1.14.	“Colombian Association Contracts”	3
1.15.	“Colombian Governmental Authorities”	3
1.16.	“Colombian Source Taxes”	3
1.17.	“Confidential Information”	4
1.18.	“Conversion Precondition”	4
1.19.	“Conditional Overriding Royalty”	4
1.20.	“Crosby Arbitration Award”	4
1.21.	“Crosby Escrow Account”	4
1.22.	“Crosby Escrow Agreement”	4
1.23.	“Crosby Escrow Bank”	4
1.24.	“Crosby Final Determination”	4
1.25.	“Crosby Members”	4
1.26.	“Crosby Net Profits Interest”	4
1.27.	“Crosby Net Profits Interest Percentage”	4
1.28.	“Cure Period”	4
1.29.	“Demand”	4
1.30.	“Ecopetrol”	4

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1.31.	“Effective Date”	5
1.32.	[INTENTIONALLY DELETED]	5
1.33.	“Historical Properties”	5
1.34.	“Hydrocarbons”	5
1.35.	“Initial Letter of Credit”	5
1.36.	“Initial Term”	5
1.37.	“Issuer Acceptable Credit Rating”	5
1.38.	“Issuer Bank”	5
1.39.	“Letter of Credit”	5
1.40.	“Letter of Credit Default”	5
1.41.	“Material Underpayment”	5
1.42.	“Net Revenue Interest”	5
1.43.	“New Commercial Field”	6
1.44.	“New Commercial Field Capital Expenditures”	6
1.45.	“New Letter of Credit”	6
1.46.	“Operating Expenses”	6
1.47.	“Operator Overhead Costs”	7
1.48.	“Panel”	7
1.49.	“Participation Agreement Dispute”	7
1.50.	“Participation Rights”	7
1.51.	“Payment Default”	7
1.52.	“Person”	7
1.53.	“POPA Prospect Area”	7
1.54.	“Pre-Existing Fields”	8
1.55.	“Prevailing party”	8
1.56.	“Release Covenants”	8
1.57.	“Sales Proceeds”	8
1.58.	“Subsequent Argosy Sale”	8
1.59.	“Subsequent Transfer”	8
1.60.	“U.S. GAAP”	8
1.61.	“Working Interest”	8
2. Payment Obligation for Base Overriding Royalty.		8
2.1.	Calculation of Base Overriding Royalty.	8

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2.2.	Post-Effective Date Transfers.	9
2.3.	Unitization.	9
3. Conversion Rights and Payment Obligation for Crosby Net Profits Interest.		9
3.1.	Right to Convert.	9
3.2.	Calculation of Recovery of Adjusted New Commercial Field Capital Expenditures.	9
3.3.	Calculation of Crosby Net Profits Interest.	9
3.4.	Net Profits Amount and Adjustment.	10
3.5.	Conversion Notice.	10
3.6.	Post-Effective Date Transfers.	10
3.7.	Unitization.	10
3.8.	Pre-Existing Fields.	10
4. Payment Obligation for Conditional Overriding Royalty		10
4.1.	Conditional Overriding Royalty Obligations.	10
4.2.	Conditional Overriding Royalty Calculation.	10
4.3.	Post-Effective Date Transfers.	11
4.4.	Unitization.	11
4.5.	Pre-Existing Fields.	11
5. Capital Expenditure Commitment.		11
5.1.	5 Year Expenditure Requirement.	11
5.2.	Underinvestment payment.	12
6. Letter of Credit.		12
6.1.	Interim Terms Prior To Letter of Credit	12
6.2.	Initial Term for Letter of Credit	12
6.3.	Post-Initial Term	13
6.4.	Replacement Letters of Credit.	15
6.5.	Disbursement of Crosby Escrow Funds.	15
6.6.	Delivery of Old or Replaced Letters of Credit.	16
6.7.	Termination of Section 6.	16
7. Payments; Reports; Audit Rights.		16
7.1.	Payments and Reports Regarding Payments.	16
7.2.	Calculation of Payments During First Calendar Year.	18
7.3.	Additional Information Regarding Historical Properties.	19
7.4.	Books and Records.	20

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7.5.	Audit.	20
7.6.	Confidentiality.	21
8. Assignment, Sale or Transfer of Historical Properties by Argosy and/or Sale of Argosy.		21
8.1.	Subsequent Transfers of Historical Properties.	21
8.2.	Subsequent Sale of Argosy or its Successors.	21
8.3.	Assignment of this Agreement By Argosy or Gran Tierra.	21
8.4.	Prohibited Transfers and Assignments.	23
8.5.	Effect of Transfers and Assignments.	23
8.6.	Release of Gran Tierra, Argosy or Permitted Transferees.	23
9. Assignment by Crosby.		23
9.1.	Crosby Members.	23
9.2.	Assignment by Crosby to Non-Members.	24
10. Term; Termination.		24
10.1.	Base Term; Survival.	24
10.2.	Early Termination.	24
11. Dispute Resolution.		25
11.1.	Negotiation.	25
11.2.	Arbitration.	25
11.3.	Injunctive Relief.	26
11.4.	Place of Arbitration.	26
11.5.	Legal Fees and Expenses.	26
11.6.	Jurisdiction; Venue.	26
12. Representations and Warranties.		26
12.1.	Argosy and Gran Tierra.	26
12.2.	Crosby.	27
13. Miscellaneous.		28
13.1.	Notices.	28
13.2.	Inurement.	29
13.3.	No Other Representations or Warranties.	29
13.4.	Modification; Waiver.	29
13.5.	Entire Agreement.	29
13.6.	Headings.	29
13.7.	Interpretation.	29

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13.8.	Further Assurances.	29
13.9.	Governing Law.	30
13.10.	No Liability.	30
13.11.	Force Majeure.	30
13.12.	Survival.	30
13.13.	Counterparts.	30
13.14.	Severability.	30
13.15.	Payments in U.S. Dollars.	30
13.16.	Purchase Agreement.	30

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Exhibits

Exhibit A – Terms of Letter of Credit Draws

Schedules

Schedule 1.8	Base Net Revenue Interests
Schedule 1.14	Colombian Association Contracts
Schedule 1.33	Historical Properties
Schedule 1.53	POPA Prospect Area Map
Schedule 1.54	Pre-Existing Fields
Schedule 9.1	Crosby Members

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COLOMBIAN PARTICIPATION AGREEMENT

This Colombian Participation Agreement (this “Agreement”) is effective as of the Effective Date (as defined below) by and among Argosy Energy International, a Utah limited partnership (“Argosy”), Gran Tierra Energy Inc., a Nevada corporation whose federal tax id number is 98-0479924 (“Gran Tierra”), and Crosby Capital, LLC, a Texas limited liability company (“Crosby”). Argosy and Gran Tierra are referred to herein collectively as the “Co-Obligors.” Argosy, Gran Tierra and Crosby are each individually referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

A.	WHEREAS, Argosy is an oil and gas exploration and production firm with operations and an office in the Republic of Colombia, South America (“Colombia”).
B.	WHEREAS, Gran Tierra is an oil and gas exploration and production company based in Calgary, Canada with a highly experienced management team with extensive international experience.
C.
WHEREAS, Gran Tierra and Crosby have entered into a Securities Purchase Agreement dated as of May 25, 2006, as amended on June 20, 2006 (the “Purchase Agreement”), pursuant to which Gran Tierra purchased from Crosby all of its partnership interests in Argosy and all of the capital stock the general partner of Argosy;

D.
WHEREAS, as part of the consideration for the transactions contemplated by the Purchase Agreement, Gran Tierra and Argosy agree to pay Crosby, after the Effective Date, certain amounts based on the future performance of Argosy’s exploration and production initiatives, future oil and gas prices and Argosy’s future investment in exploration initiatives, all in accordance with the terms and conditions of this Agreement.

E.
WHEREAS, as part of the consideration contemplated by this Agreement, Gran Tierra will cause investment in and commit its experienced staff to Argosy’s exploration and production initiatives through which Argosy shall derive direct and indirect benefits.

F.	WHEREAS, in conjunction with the Purchase Agreement and other capital initiatives Gran Tierra is arranging for a credit facility to fund its operations, including the operations of Argosy.
G.	WHEREAS, this Agreement is executed as a post-closing requirement of the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1. “AAA Rules” has the meaning set forth in Section 11.2.

1.1A. “Acceptable Credit Rating” has the meaning set forth in Section 6.3.1.

1.2. “Adjusted Net Revenue Interest” means the Base Net Revenue Interest adjusted for the Allowed Adjustment Factors.

1.3. “Adjusted New Commercial Field Capital Expenditures” means for any New Commercial Field, New Commercial Field Capital Expenditures for such New Commercial Field reduced by any portion of such expenditures paid or reimbursed by any Person other than the Co-Obligors and their Affiliates, including but not limited to any of the Colombian Governmental Authorities or other Working Interest participant in such New Commercial Field.

1.4. “AFE” has the meaning set forth in Section 7.3.

1.5. “Affiliate” means, with respect to the first Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, (i) to vote 5% or more of the securities having voting power for the election of directors (or Persons performing similar functions) of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “common control” have correlative meanings. In addition, Persons with officers and/or directors in common with either of the Co-Obligors shall be deemed Affiliates of the Co-Obligors. Notwithstanding the foregoing, in no event shall Crosby or any of its members, or any of their Affiliates, be deemed to be an Affiliate of Gran Tierra or Argosy.

1.6. “Allowed Adjustment Factors” means (a) any change (increase or decrease) in royalty obligations of Argosy under the Colombian Association Contracts pursuant to applicable Colombian laws, rules or regulations, (b) any change (increase or decrease) in Ecopetrol participation pursuant to the Colombian Association Contracts, and (c) any increase in Argosy’s Working Interest in any of the Historical Properties. As a non-exclusive example of how Argosy’s Working Interest in any of the Historical Properties could increase, Argosy’s Working Interest would increase due any of the following events: (a) if other Working Interest owners in the Historical Properties do not participate in a new discovery pursuant to a joint operating agreement; (b) any increase in Argosy’s Working Interest or rights as a matter of law relating to the Historical Properties, arising from any legal proceedings, actions or remedies; and (c) direct or indirect acquisition of another party’s interest or rights in the Historical Properties whether through an assignment, partnership or otherwise.

1.7. “ANH” means the Agencia Nacional de Hidrocarburos of Columbia.

1.8. “Base Net Revenue Interest” means Argosy’s Net Revenue Interest in the Historical Properties as of the Effective Date as set forth on Schedule 1.8 in the sixth column entitled “Argosy Net Revenue Interest.” The Base Net Revenue Interest for the Historical Properties is reflected as a percentage on Schedule 1.8. Schedule 1.8 reflects the Base Net Revenue Interest by property, field and formation. The Base Net Revenue Interest percentages were calculated in the following manner: a percentage obtained as the product of multiplying (a) 100 by (b) one minus the share of production owed as a royalty to Colombian Governmental Authorities expressed in a percentage multiplied by (c) the Working Interest owned by Argosy expressed in a percentage.

1.9. “Base Overriding Royalty Interest” has the meaning provided in Section 2.1.

1.10. “Capital Expenditure Commitment” has the meaning set forth in Section 5.1.

1.11. “Capital Expenditure Period” means the period beginning on the Effective Date hereof and ending 12:01 AM of the fifth anniversary of the Effective Date.

1.12. “Colombia” has the meaning set forth in the Recitals.

1.13. “Colombian Ad Valorem Taxes” shall mean any taxes required by applicable Colombian governmental authorities to be paid by Argosy (and/or any operator of New Commercial Fields) to any taxing authority (national, provincial, municipal and/or any governmental entity within Colombia) based on the value of owned real property, improvements and/or fixed equipment situated on the Historical Properties. As of the Effective Date, such Colombia Ad Valorem Taxes include:

Type of Tax	Spanish Name	Colombian income tax treatment
Real Estate tax	Impuesto Predial	Applicable on real estate. Tax based on destination of the property and appraisal. 80% of the tax paid, deductible for income tax purposes.

1.14. “Colombian Association Contracts” means (i) the agreements listed on Schedule 1.14 by and between Argosy and any Colombian Governmental Authorities, (ii) any and all renewals, amendments or modifications to any of the foregoing, and (iii) any other agreements by Argosy or its Affiliates or Gran Tierra or its Affiliates with any Person, including without limitation any Colombian Governmental Authority, related to or affecting the Historical Properties.

1.15. “Colombian Governmental Authorities” means Ecopetrol, ANH, and the Colombian Ministry of Mines, or any successors to any of the foregoing as applicable.

1.16. “Colombian Source Taxes” shall mean any taxes required by applicable Colombian law, rule or regulation to be withheld by a first purchaser of Hydrocarbons and deposited by such first purchaser on the account of Argosy (and/or any operator on the Historical Properties who is delivering Hydrocarbons on the behalf of Agrosy) with a national, provincial, municipal, and/or any other governmental entity in Colombia. As of the Effective Date, such Colombian Source Taxes include:

Type of Tax	Rate	Spanish Name	Colombian income tax treatment
Income Tax Withholding Tax	3.5%	retencion en la fuente	Set off against final income tax
Remittance Tax	1%	impuesto de remesas	Set off against final
Withholding*			income tax/remittance tax liability for year
Stamp Tax	1.5%	impuesto de timbre	Not deductible. No tax setoff

*applicable to sales payable U.S. dollars and not applicable to sales with pesos payments

Colombian Source Taxes shall not include, among others: (a) any “enterprise taxes” including, but not limited to (i) actual amounts of income taxes, (ii) actual amounts of remittance taxes, (iii) any equity taxes (Spanish name: impuesto al patrimonio), and (iv) franchise taxes; (b) Colombian Ad Valorem Taxes; (c) any royalties payable under applicable Colombian law, rule or regulation; (d) any value added tax; and (e) any other taxes or charges similar to those described in paragraphs (a) through (d) of this Section 1.16.

1.17. “Confidential Information” has the meaning provided in Section 7.6.

1.18. “Conversion Precondition” has the meaning set forth in Section 3.1.

1.19. “Conditional Overriding Royalty” has the meaning set forth in Section 4.

1.20. “Crosby Arbitration Award” has the meaning set forth in Exhibit A.

1.21. “Crosby Escrow Account” has the meaning set forth in Section 6.5.1.

1.22. “Crosby Escrow Agreement” has the meaning set forth in Section 63.1.

1.23. “Crosby Escrow Bank” has the meaning set forth in Section 6.5.1.

1.24. “Crosby Final Determination” has the meaning set forth in Exhibit A.

1.25. “Crosby Members” has the meaning set forth in Section 8.1.

1.26. “Crosby Net Profits Interest” has the meaning set forth in Section 3.

1.27. “Crosby Net Profits Interest Percentage” has the meaning set forth in Section 3.4

1.28. “Cure Period” has the meaning set forth in Section 11.

1.29. “Demand” has the meaning set forth in Section 11.2.

1.30. “Ecopetrol” means Ecopetrol, S.A., formerly known as Empresa Colombian de Petroleos.

1.31. “Effective Date” means 12:01 a.m. Bogota, Colombia time on the first day following closing of the transactions contemplated by the Purchase Agreement. All further time references shall be to Bogota, Colombia time.

1.32. [INTENTIONALLY DELETED]

1.33. “Historical Properties” means the properties described on Schedule 1.33 attached hereto, and any interests in the Colombian Association Contracts.

1.34. “Hydrocarbons” means any of the following minerals or substances that are produced from the Historical Properties:

1.34.1 crude oil;

1.34.2 natural gas;

1.34.3 casinghead gas;

1.34.4 condensate;

1.34.5 other hydrocarbons and minerals as may be produced incidental to and as a part of or mixed with such crude oil or natural gas; or

1.34.6 any other minerals or substances which the Colombian Association Contracts allow to be extracted and sold.

1.35. “Initial Letter of Credit” has the meaning set forth in Section 6.2.1.

1.36. “Initial Term” has the meaning set forth in Section 6.2.1.

1.37. “Issuer Acceptable Credit Rating” has the meaning set forth in Section 6.2.1.

1.38. “Issuer Bank” has the meaning set forth in Exhibit A.

1.39. “Letter of Credit” has the meaning set forth in Exhibit A.

1.40. “Letter of Credit Default” has the meaning set forth in Exhibit A.

1.41. “Material Underpayment” means the greater of 5% of the amount due to Crosby pursuant to Section 7.1 or $10,000.

1.42. “Net Revenue Interest” means an interest expressed by a decimal number reflecting a revenue stream, net of all other interests burdening such revenue stream.

1.43. “New Commercial Field” means any new discovery of Hydrocarbons on the Historical Properties in the 10 years after the Effective Date. A new discovery may consist of one producing reservoir or a group of producing reservoirs which is worthy of being developed commercially. Argosy or any successor operator shall use reasonably prudent standards to determine whether such discovery is worthy of being developed commercially, taking into consideration the recoverable reserves, production, pipeline and terminal facilities required, estimated Hydrocarbon prices, and all other relevant technical and economic factors. A New Commercial Field shall include but not be limited to any of the following: (i) the drilling vertically or horizontally of a new well bore outside a Pre-Existing Field, (ii) the drilling vertically or horizontally of a new well bore within a Pre-Existing Field into a formation not referenced on Schedule 1.54, or (iii) extending an existing well bore producing Hydrocarbons or recompleting an existing well bore into a formation not referenced on Schedule 1.54. The POPA field on the Historical Properties related to the Rio Magdalena Colombian Association Contract shall be deemed a New Commercial Field regardless of the timing of testing or completion of the POPA #1 well.

1.44. “New Commercial Field Capital Expenditures” means the direct tangible or intangible capital expenditures associated with the discovery of New Commercial Fields. Such capital expenditures shall include only capital expenditures for the following:

1.44.1 successful drilling expenditures;

1.44.2 any dry hole exploration expenditures affiliated with a successful New Commercial Field;

1.44.3 allocable gathering lines expenditure; or

1.44.4 allocable capital expenditures related to compressing, dehydrating, treating, separating, marketing and transporting Hydrocarbons.

Such capital expenditures shall not include (i) any expenditures for geological, geophysical or other related survey expenditures, (ii) any Operator Overhead Costs or (iii) any expenditures related to facilities for storage of Hydrocarbons from New Commercial Fields.

1.45. “New Letter of Credit” has the meaning set forth in Section 6.3.4.

1.46. “Operating Expenses” means the costs and expenses incurred in the operation and maintenance of the wells for the production of Hydrocarbons on the New Commercial Fields listed in this Section 1.46. Such items of cost shall be limited to the following exclusively:

1.46.1 all costs of complying with legal requirements, meaning any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or concession issued by, any Colombian Governmental Authority;

1.46.2 all costs of lifting and producing Hydrocarbons from the wells on the New Commercial Fields, including all costs of (A) labor, (B) fuel, (C) repairs, (D) hauling, (E) materials, (F) supplies, (G) utility charges, (H) workover and other remedial well servicing operations and (1) other costs incident to any of the foregoing (provided, however, such amounts shall be limited to amounts payable under contracts for the providing of such services or goods negotiated in good faith between non-affiliated parties);

1.46.3 non-capital expenditure costs incurred in compressing, gathering, treating, separating, transporting and marketing the Hydrocarbons produced from the wells on the New Commercial Fields;

1.46.4 Colombian Ad Valorem Taxes; and

1.46.5 Operator Overhead Costs, limited to the lesser of (i) actual applicable Operator Overhead Costs as allocated consistently across all Argosy oil and gas activities, (ii) $2.50 per net barrel, or (iii) if there is an operating agreement applicable to a Historical Property, the applicable overhead charge pursuant to such operating agreement.

provided, however, that notwithstanding the foregoing, “Operating Expenses” shall not include any of the following: (a) expenditures which are capitalized under U.S. GAAP, (a) depreciation, (c) depletion, (d) amortization, (e) abandonment expenditures or accruals, (f) royalties, overriding royalties or other like payments out of production produced or producible from the wells on the New Commercial Fields, (g) New Commercial Field Capital Expenditures, (h) any tax other than Colombian Ad Valorem Taxes, and (i) charges similar to those listed in the foregoing (a) through (h) associated with the Historical Properties or the production and sale of Hydrocarbons therefrom.

1.47. “Operator Overhead Costs” shall mean overhead costs provided in the applicable 2005 COPAS Accounting Procedure, as approved by the Council of Petroleum Accountant Societies and any amendments or revisions thereto approved by the Council of Petroleum Accountant Societies or any successor organization.

1.48. “Panel” has the meaning set forth in Section 11.2.

1.49. “Participation Agreement Dispute” has the meaning set forth in Section 11.

1.50. “Participation Rights” means the Overriding Royalty, the Crosby Net Profits Interest, the Conditional Overriding Royalty and the Capital Expenditure Commitment.

1.51. “Payment Default” has the meaning set forth in Exhibit A.

1.52. “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

1.53. “POPA Prospect Area” means all acreage of the Rio Magdalena Association Contract area that lies south of the northern most point of (i) an east west line defined by Bogotá east/west coordinate 1,020,000, or (ii) an east west line intersecting the Ambalema-1 well bore, as set forth in the map attached as Schedule 1.53. The Rio Magdalena Association Contract area includes all the acreage, including any productive Hydrocarbons intervals which are found beneath such acreage, provided for in that certain Colombian Association Contract, dated February 8, 2002, by and between Argosy and Ecopetrol located in the Cundinamarca and Tolima Provinces of Colombia, as further described in Schedule 1.33 attached hereto, pages 40 and 79.

1.54. “Pre-Existing Fields” are described in Schedule 1.54 attached hereto.

1.55. “Prevailing party” has the meaning set forth in Section 11.5.

1.56. “Release Covenants” has the meaning set forth in Section 6.3.1.

1.57. “Sales Proceeds” means the amount determined by calculating the product obtained by multiplying (a) the units of gross production of Hydrocarbons from the Historical Properties measured at the wellhead minus the units of actual production of such Hydrocarbons reasonably necessary to operate the Historical Properties by (b) the Hydrocarbon unit sales price arising from the first arm’s length sales of such Hydrocarbons to Persons who are not Affiliates of Gran Tierra or Argosy, such product to be reduced by (i) any applicable marketing discounts, (ii) arms length commissions, brokerage fees and similar payments related to the marketing and sale of the Hydrocarbons, (iii) applicable quality adjustments required to be given, other than to Affiliates of Gran Tierra or Argosy and (iv) Colombian Source Taxes. There shall be no deduction from Sales Proceeds for any costs and expenses of development, operation, management and administration, including without limitation the Operating Expenses. In the event that unit sales price is paid and/or determined partially or totally by U.S. currency, then the U.S. currency value shall be used for determining Sales Proceeds. If unit sales price is in a currency other than U.S. currency then such unit sales price shall be converted to U.S. currency at the best available commercial exchange rate prevailing for such time period, and the unit sales price as converted shall be used for determining Sales Proceeds. In the event there is no first arm’s length sale of a given Hydrocarbon (whether because of a sale to an Affiliate, use of all such Hydrocarbons on the Historical Properties, an exchange of Hydrocarbons for consideration other than U.S. or foreign convertible currency or otherwise), the sales unit price to be used would be a unit sales price from a comparable sale (considering both location and quality of such Hydrocarbon) involving Persons who are not Affiliates of Gran Tierra or Argosy. Sales Proceeds shall not include any sale of capital equipment associated with a New Commercial Field.

1.58. “Subsequent Argosy Sale” has the meaning set forth in Section 8.2.

1.59. “Subsequent Transfer” has the meaning set forth in Section 8.1.

1.60. “U.S. GAAP” means United States generally accepted accounting principles.

1.61. “Working Interest” means the interest of any Person, reflected as a percentage, for the responsibilities and/or obligation to pay for the costs of exploration and production of Hydrocarbons on a specific property. A specific Working Interest may be determined by reference to (i) the Colombian Association Agreements, (ii) applicable joint operating agreement, and or (iii) other agreements between joint venture parties. Argosy’s Working Interest as of date hereof for the Historical Properties is reflected on Schedule 1.8 in the fifth column entitled “Argosy Working interest.”

2. Payment Obligation for Base Overriding Royalty.

2.1. Calculation of Base Overriding Royalty. Gran Tierra and Argosy shall jointly and severally pay Crosby a base overriding royalty calculated as two percent (2%) of the Sale Proceeds from Historical Properties, multiplied by the applicable Adjusted Net Revenue Interest (the “Base Overriding Royalty”).

2.2. Post-Effective Date Transfers. If after the Effective Date Argosy, its successors or assigns, enters into an agreement to farmout, encumber or otherwise reduce its interest in the Historical Properties, or forms any type of joint venture relationship to develop Hydrocarbons from the Historical Properties, the Base Overriding Royalty shall not be reduced as a result of any of the foregoing.

2.3. Unitization. In the event after the Effective Date any portion of the Historical Properties is pooled or unitized with any other lands that are not Historical Properties, the Base Overriding Royalty shall only apply to Argosy’s ratable share of Hydrocarbons produced from the pooled unit comprising such portion of the Historical Properties.

3. Conversion Rights and Payment Obligation for Crosby Net Profits Interest.

3.1. Right to Convert. On a field by field basis, if Argosy recovers an amount equal to 200% of its Adjusted New Commercial Field Capital Expenditures with respect to any New Commercial Field (each such recovery a “Conversion Precondition”), Crosby may convert its Base Overriding Royalty in such New Commercial Field to a Crosby Net Profits Interest. Crosby shall have the right, but not the obligation, to convert any or a given portion of its Base Overriding Royalties into a net profits interest (the “Crosby Net Profits Interest”) for any New Commercial Field on a field by field basis, pursuant to Section 3.6. In the event of such conversion, Gran Tierra and Argosy hereby jointly and severally agree to pay to Crosby, in lieu of the Base Overriding Royalty for such New Commercial Field, the Crosby Net Profits Interest for such New Commercial Field as set forth herein. Once made, such conversion shall be unconditional and irrevocable and Crosby shall have no right to convert back to the Base Overriding Royalty for such New Commercial Field interest so converted.

3.2. Calculation of Recovery of Adjusted New Commercial Field Capital Expenditures. On a field by field basis, the amount of Adjusted New Commercial Field Capital Expenditures recovered for such New Commercial Field as of any date shall be an amount equal to (a) the aggregate Sales Proceeds from such New Commercial Field attributable to Argosy’s Adjusted Net Revenue Interest as of such date less (b) aggregate Operating Expenses attributable to Argosy’s working interest for such New Commercial Field as of such date.

3.3. Calculation of Crosby Net Profits Interest. The Crosby Net Profits Interest for such New Commercial Field shall equal an amount determined as the product of (i) the Saks Proceeds less Operating Expenses, multiplied by (ii) the Adjusted Net Revenue Interest for such New Commercial Field, multiplied by (iii) the Crosby Net Profits Interest Percentage set forth in Section 3.4.

3.4. Net Profits Amount and Adjustment. The initial Crosby Net Profits Interest Percentage upon satisfaction of the Conversion Precondition provided in Section 3.1 shall be 7.5%. Upon recovery by Argosy of an additional 100% of Adjusted New Commercial Field Capital Expenditures for any New Commercial Field (i.e., an aggregate of 300% of such Adjusted New Commercial Field Capital Expenditures), the Crosby Net Profits Interest Percentage shall automatically increase to 10% without the necessity of any action, notice or election by Crosby. Such increase shall be effective with respect to the Production of Hydrocarbons from any field to which the conversion applies beginning with the first day of the month following the month within which Argosy recovers the final increment of the additional 100% of Adjusted New Commercial Field Capital Expenditures. Notwithstanding the foregoing, Crosby’s Net Profits Interest Percentage for any New Commercial Field related to the POPA Prospect Area shall be the following: (i) 15% for the initial Crosby Net Profits Interest Percentage upon satisfaction of the Conversion Precondition provided in Section 3.1 for such New Commercial Field, and (ii) upon recovery of an additional 100% of Adjusted New Commercial Field Capital Expenditures with respect to such New Commercial Field (i.e., an aggregate of 300% of such Adjusted New Commercial Field Capital Expenditures), the Crosby Net Profits Interest Percentage for such New Commercial Field shall automatically increase to 20% without the necessity of any action, notice or election by Crosby.

3.5. Conversion Notice. Crosby shall give Argosy written notice of Crosby’s election to convert. Crosby may convert its Base Overriding Royalty for a New Commercial Field to a Crosby Net Profits Interest within thirty (30) days after receipt of the report required in Section 7 that discloses such 200% recovery as set forth in Section 3.1, and such conversion shall be effective retroactively to 12:01 a.m. on the first day of the first month following the month in which Argosy achieved such 200% recovery. If Crosby does not give notice to convert its Overriding Royalty to a Crosby Net Profits Interest within such thirty (30) day period, Crosby may do so at any time thereafter upon written notice thereof to Argosy, with such conversion having a prospective effective date of 12:01 a.m. on the first day of the first calendar quarter following the quarter in which Crosby delivers such notice.

3.6. Post-Effective Date Transfers. If after the Effective Date Argosy, its successors or assigns, enters into an agreement to farmout, encumber or otherwise reduce its interest in the Historical Properties, or forms any type of joint venture relationship to develop Hydrocarbons from the Historical Properties, the Crosby Net Profits Interest shall not be reduced as a result of any of the foregoing.

3.7. Unitization. In the event after the Effective Date any portion of the Historical Properties is pooled or unitized with any other lands that are not Historical Properties, the Crosby Net Profits Interest shall only apply to Argosy’s ratable share of Hydrocarbons produced from the pooled unit comprising such portion of the Historical Properties.

3.8. Pre-Existing Fields. Crosby’s right to convert Base Overriding Royalties to the Crosby Net Profits Interest shall not apply to Pre-Existing Fields.

4. Payment Obligation for Conditional Overriding Royalty

4.1. Conditional Overriding Royalty Obligations. Gran Tierra and Argosy shall jointly and severally pay Crosby a conditional overriding royalty as set forth in this Section 4 (the “Conditional Overriding Royalty”). The Conditional Overriding Royalty is in addition to the Base Overriding Royalty in Section 2 and Crosby Net Profits Interest in Section 3.

4.2. Conditional Overriding Royalty Calculation. The Conditional Overriding Royalty shall be calculated as follows:

For each calendar year, the payment obligation of the Conditional Ovemding Royalty shall equal the product of (i) the number of barrels of crude oil and other comparable liquid Hydrocarbons produced from Historical Properties in such calendar year, multiplied by (ii) the applicable Adjusted Net Revenue Interest, multiplied by (iii) two and a half percent (2.5%) multiplied by (iv) the difference between (A) the average daily closing price for West Texas Intermediate Crude Oil on the New York Mercantile Exchange (if in excess of $70.00) for that calendar year and (B) $70.00. If the annual average daily closing price of West Texas Intermediate Crude Oil on the New York Mercantile Exchange (or any successor exchange and/or successor comparable crude oil benchmark) is less than $70 for any calendar year, then no Conditional Overriding Royalty shall be payable for such calendar year. As an example, if in a calendar year 1,000,000 barrels of oil are produced from the Historical Properties, the Adjusted Net Revenue Interest was thirty percent (30%) and the average annual price of West Texas Intermediate Crude Oil on the New York Mercantile Exchange for such year was $75.00, then the Conditional Overriding Royalty would equal $37,500 [(1,000,000 barrels x 30%) x 2.5% x ($75.00-$70.00))].

4.3. Post-Effective Date Transfers. If after the Effective Date Argosy, its successors or assigns, enters into an agreement to farmout, encumber or otherwise reduce its interest in the Historical Properties, or forms any type of joint venture relationship to develop Hydrocarbons from the Historical Properties, the Conditional Overriding Royalty shall not be reduced as a result of any of the foregoing.

4.4. Unitization. In the event after the Effective Date any portion of the Historical Properties is pooled or unitized with any other lands that are not Historical Properties, the Conditional Overriding Royalty shall be proportionately reduced and only apply to Argosy’s ratable share arising from those portions of the Historical Properties included in the pooled unit.

4.5. Pre-Existing Fields. The Conditional Overriding Royalty shall be applicable only to Pre-Existing Fields.

5. Capital Expenditure Commitment.

5.1. 5 Year Expenditure Requirement. Gran Tierra and Argosy jointly and severally covenant that Argosy or its Affiliates, or, without in any way intending to limit the generality of Section 12.2, their permitted successors, assigns, farmees or partners or their Affiliates shall spend at least US$15,000,000 for total capital expenditures, as defined by U.S. GAAP, on the Historical Properties over the Capital Expenditure Period (the “Capital Expenditure Commitment”). The expenditures of parties other than Argosy to any joint operating agreement or commercial agreements related to the Historical Properties shall not count against the Capital Expenditure Commitment. Gran Tierra and/or Argosy shall have the right to forgo such investments and elect to make the payment provided in Section 5.2 herein. By way of example and not of limitation, the following expenditures shall be included in calculating the Capital Expenditure Commitment:

5.1.1 all drilling expenditures;

5.1.2 geological, geophysical or other related survey expenditures;

5.1.3 any dry hole exploration expenditures;

5.1.4 gathering lines expenditures;

5.1.5 capital expenditures related to compressing, dehydrating, treating, separating. marketing and transporting Hydrocarbons; or

5.1.6 any other expenditures related to facilities for transportation or storage of Hydrocarbons from New Commercial Fields,

5.2. Underinvestment payment. In the event that Gran Tierra or Argosy or their respective Affiliates, or, without in any way intending to limit the generality of Section 12.2, the permitted successors, assigns, farmees or partners of Argosy, Gran Tierra or their Affiliates do not spend the entire Capital Expenditure Commitment over the Capital Expenditure Period, upon the expiration of such Capital Expenditure Period, Gran Tierra and/or Argosy shall within thirty (30) days of such expiration pay to Crosby an amount in cash or other immediately available funds equal to twenty percent (20%) of the amount by which such New Field Capital Expenditures over the Capital Expenditure Period are less than US$15,000,000. At Gran Tierra’s option, Gran Tierra and/or Argosy can make the payment provided for in this Section 5.2 early, with such payment in that event being equal to twenty percent (20%) of the amount by which such New Field Capital Expenditures over the period starting on the Effective Date and ending on the date of such payment are less than US$15,000,000.

6. Letter of Credit.

6.1. Interim Terms Prior To Letter of Credit

6.1.1 In accordance with Section 1.11 of the Purchase Agreement, Gran Tierra shall have deposited USD$4,000,000 in cash with the Escrow Agent (as defined in the Purchase Agreement), to be released in conjunction with posting of the Letter of Credit provided in Section 6.2 or otherwise in accordance with the terms of the Escrow Agreement (as defined in the Purchase Agreement).

6.1.2 Except as set forth in the Escrow Agreement, Gran Tierra shall not pledge the escrowed funds or otherwise grant a security interest or lien in such funds so long as they are subject to the escrow arrangements described herein and in the Purchase Agreement.

6.2. Initial Term for Letter of Credit

6.2.1 Irrevocable Letter Of Credit. Gran Tierra shall procure and deliver to Crosby an irrevocable standby letter of credit (the “Initial Letter of Credit”) within the time frames set forth in the Purchase Agreement with the following terms:

(a) Amount: The face amount of the initial Letter of Credit shall be USD$4,000,000.00. Draws from the Initial Letter of Credit must be replaced to keep the required USD$4,000,000 face value of the Letter of Credit in place.

(b) Term: The Initial Letter of Credit shall remain outstanding for a period of three years from date of Closing if either (i) the Capital Expenditure Commitment has been fulfilled within that three year period or (ii) Gran Tierra and/or Gran Tierra or Argosy have paid Crosby the payment provided for in Section 5.2. If the Capital Expenditure Commitment has not been fulfilled within such three year period or Argosy and/or Gran Tierra has not made the payment provided for in Section 5.2, the Initial Letter of Credit shall remain outstanding until the earlier of (i) the fulfillment of the Capital Expenditure Commitment or the receipt by Crosby of such payment, or (ii) five years from date of Closing. Such period is referred to herein as the “Initial Term.”

(c) Issuer: The Initial Letter of Credit on terms consistent with this Section 6 and Exhibit A attached hereto, with such other documentary conditions as may be acceptable to Crosby shall be issued by a bank with a minimum credit rating by Standard and Poor’s of BBB (the “Issuer Acceptable Credit Rating”). Crosby may request and Gran Tierra shall then promptly provide a replacement irrevocable standby letter of credit in accordance with the terms of this Section 6 if the Issuer Acceptable Credit Rating declines below BBB.

(d) Issuer Fees Expenses: Fees for the Initial Letter of Credit are the sole responsibility of Gran Tierra.

(e) Draws: The conditions for draws on the Letter of Credit are set out in Exhibit A, which is incorporated into this Agreement in full.

6.3. Post-Initial Term

6.3.1 Irrevocable Letter Of Credit. After the Initial Term, Gran Tierra shall be released from its Letter of Credit obligation if: (1) all of the following conditions provided in Section 6.3.2 (“Release Covenants”) are met and maintained as of the end of any quarter, or (ii) Gran Tierra maintains a minimum credit rating on its medium term debt or commercial paper of BB or equivalent according to Standard and Poor’s (the “Acceptable Credit Rating”). During any period that such Release Covenants are not maintained and/or Gran Tierra’s Acceptable Credit Rating is not maintained, Gran Tierra through the remaining term of this Agreement shall provide a Letter of Credit pursuant to Section 6.3.4.

6.3.2 Release Covenants. The Release Covenants are as follows:

(a) Total Debt To Total Debt Plus Equity Ratio: less than or equal to 30%;

(b) Net Working Capital: Greater than or equal to $1.5 million USD; and

(c) Absence of significant claims. judgments or litigation against or affecting Gran Tierra or Argosy that exceeds in the aggregate $1.5 million USD.

Capitalized terms in this Section 6.3.2 are to be defined in accordance with financial industry norms.

6.3.3 Measurement of Release Covenants. The Release Covenants shall be measured on a quarterly basis using Gran Tierra financial statements and disclosure in accordance with U.S. GAAP. Gran Tierra’s compliance (or non-compliance) with such Release Covenants shall be reported quarterly to Crosby in the same manner as the information set forth in Section 7.3 in the form of a compliance certificate executed by GTEI’s Chief Financial Officer.

6.3.4 Non-Satisfaction Of Release Covenants or Acceptable Credit Rating: If at the end of such Initial Term, or in any quarter during which Gran Tierra is not already required to have a letter of credit in place pursuant to the terms of this Section 6, Gran Tierra cannot meet one or more of the Release Covenants or has not maintained the Acceptable Credit Rating (measured at the end of the Initial Term or such quarter as applicable), Crosby may, at its sole discretion, request and receive from Gran Tierra a new irrevocable standby Letter of Credit (the “New Letter of Credit”) with the following characteristics:

(a) Amount: The New Letter of Credit shall have a face value equivalent to the greater of: (a) the product of (i) the aggregate amount of the trailing 4 quarters payments earned by Crosby from the Colombian Participation Agreement multiplied by (ii) 4 or (b) $1 million USD. Draws from any New Letter of Credit must be replaced to keep the required face value of such Letter of Credit in place.

(b) Term: The New Letter of Credit shall be maintained for successive one year terms until Gran Tierra can meet the Release Covenants or maintain the Acceptable Credit Rating.

(c) Issuer: The New Letter of Credit on terms and documentary conditions acceptable to Crosby shall be issued by a bank with an Issuer Acceptable Credit Rating. Crosby may request and receive a replacement irrevocable standby letter of credit if the issuing bank’s credit rating declines below the Issuer Acceptable Credit Rating.

(d) Issuer Fees and Expenses: Fees for the New Letter of Credit and any replacement letters of credit are the sole responsibility of Gran Tierra.

(e) Draws: The conditions for draws on the New Letter of Credit are set out in Exhibit A.

6.3.5 Re-Satisfaction of Release Covenants or Achievement of Acceptable Credit Rating. If during any period during which Argosy or Gran Tierra or a permitted transferee is required to provide New Letters) of Credit, Gran Tierra or a permitted transferee, as applicable, provides a certificate pursuant to Section 6.3.3 indicating satisfaction of the Release Covenants or provides Crosby reasonable evidence that Gran Tierra or the permitted transferee, as applicable, has maintained the Acceptable Credit Rating, Crosby shall return the applicable Letter of Credit in accordance with Section 6.6

6.4. Replacement Letters of Credit. At any time, Gran Tierra and/or Argosy and/or permitted transferee(s) pursuant to a Subsequent Transfer or a Subsequent Argosy Sale may provide one or more new Letters of Credit (which will replace one or more then current Letters of Credit) in an aggregate face value amount (including ongoing Letters of Credit) equal to the amount of coverage Crosby is entitled to under this Section 6. The aggregate face value of such Letters of Credit shall be allocated among Gran Tierra and Argosy and any permitted transferees in the manner set forth in Section 8.3.3. Such replacement Letters of Credit shall have the terms required under this Section 6 with respect to the Initial Letter of Credit or any New Letter of Credit, as the case may be.

6.5. Disbursement of Crosby Escrow Funds.

6.5.1 If Crosby has drawn on a Letter of Credit pursuant to Sections II or III of Exhibit A, it shall place the drawn funds in an escrow account (the “Crosby Escrow Account”) with the Bank of New York or, if the Bank of New York will not serve as an escrow agent, another financial institution with a minimum credit rating from Standard & Poor’s of at least BBB (the “Crosby Escrow Bank”), pursuant to an escrow agreement that shall contain terms for release of such escrowed funds substantially similar to the draw requirements set forth in Exhibit A (the “Crosby Escrow Agreement”). Crosby shall be entitled to receive money it is owed hereunder from such escrow account for any Payment Default under the procedures set forth in Section 1 of Exhibit A.

6.5.2 Gran Tierra and/or Argosy shall receive the proceeds from such the Crosby Escrow Account if and only if Gran Tierra (i) has executed the Crosby Escrow Agreement, (ii) has agreed to pay all fees and expenses of the Crosby Escrow Bank, and (iii) certifies to the Crosby Escrow Bank with reasonable evidence attached thereto that the two following conditions are met, and then such escrowed funds shall be paid to Gran Tierra and/or Argosy:

(a) Gran Tierra and/or Argosy provided to Crosby a form of Letter of Credit which satisfies the terms and conditions set forth in Section 6 and Exhibit A hereof; and either:

(1) Crosby failed to initiate arbitration under Section 11 hereof (without regard to Section 11.1) within 10 business days of receipt of the form of Letter of Credit; or

(2) The Panel provided in writing that the form of Letter of Credit satisfied the terms and conditions of Section 6 and Exhibit A hereof; and

(b) Gran Tierra and/or Argosy delivered the approved Letter of Credit to Crosby.

6.6. Delivery of Old or Replaced Letters of Credit. If Gran Tierra, Argosy and/or any permitted transferee hereunder have satisfied their obligations under this Section 6 and either (i) Crosby is not entitled at such time to a Letter of Credit pursuant to Section 63.1, or (ii) Gran Tierra, Argosy and/or any permitted transferee deliver to Crosby replacement Letters of Credit that comply with the provisions of this Section 6 and Exhibit A (including without limitation the requirement as to the aggregate face amount of such Letters of Credit), then Crosby shall promptly deliver to Gran Tierra, Argosy or such permitted transferee, as the case may be, the original Letters of Credit that either are (i) no longer required hereunder or (ii) replaced, as the case may be.

6.7. Termination of Section 6. If in any quarterly period after the tenth anniversary of the end of the expiration of the Initial Term, the aggregate amount of the trailing 4 quarters payments earned by Crosby from the Colombian Participation Agreement is less than $250,000, Gran Tierra and Argosy shall have the option upon written notice to Crosby to terminate the provisions of this Section 6, and upon receipt by Crosby of such notice such provisions shall then terminate and be of no further force and effect, and any Letter of Credit in place at the time shall be cancelled and released; provided, however, that (i) to the extent there is a current claim by Crosby outstanding at such time, and Crosby has initiated dispute resolution under Exhibit A hereto and Section 11, such Letter of Credit shall not be cancelled and released until such claim is resolved pursuant to Section 11 and any draw against such Letter of Credit permitted hereunder has been made, and (ii) if Gran Tierra or Argosy delivers such notice of termination, Argosy shall simultaneously issue mortgages in favor of Crosby on the Historical Properties securing payment of the Participation Rights, which mortgages can and shall be subordinate to any and all prior recorded liens other than liens of Affiliates of Gran Tierra and/or Argosy.

7. Payments; Reports; Audit Rights.

7.1. Payments and Reports Regarding Payments.

7.1.1 Quarterly. Within forty-five (45) days after the end of each of the first three calendar quarters of each calendar year (that is, March 31, June 30 and September 30), Gran Tierra and Argosy shall:

(A)
calculate (i) the amounts owed to Crosby for such quarter pursuant to Section 2 (Base Overriding Royalty), and (ii) 75% of the estimated amounts owed to Crosby for such quarter pursuant to Section 3 (Net Profits Interest). No quarterly calculations of the Conditional Overriding Royalty (Section 4) are required in any quarterly report provided under this Section 7.1.1;

(B)
furnish such calculations to Crosby in a statement in a form reasonably satisfactory to Crosby, certified by responsible officers of Gran Tierra and Argosy, showing for the preceding calendar quarter the (i) Sales Proceeds, (ii) Operating Expenses, (iii) Production of Hydrocarbons, (iv) Recovery of Adjusted New Commercial Field Capital Expenditures, (v) the amount of Argosy’s capital expenditures as required by Section 5.1, and (vi) the amounts payable under Sections 2 and 3 hereof for such quarter; and

(C)	pay Crosby by wire transfer in United States Dollars, the amount shown on such quarterly statement.

7.1.2 Annual Within sixty (60) days after the end of each calendar year, Gran Tierra and Argosy shall:

(A)
calculate (i) the amount owed to Crosby for the quarter ended December 31 of each calendar year pursuant to Section 2 (Base Overriding Royalty, and (ii) the final amount owed to Crosby for such calendar year pursuant to Section 3 (Net Profits Interest) less any amounts previously paid with respect to such Section 3 for such calendar year, and (iii) the amount owed to Crosby for such calendar year pursuant to Section 4 (Conditional Overriding Royalty);

(B)
furnish such calculations to Crosby in a statement in a form reasonably satisfactory to Crosby, certified by responsible officers of Gran Tierra and Argosy, showing for such quarter and calendar year (i) Sales Proceeds, (ii) Operating Expenses, (iii) Production of Hydrocarbons, (iv) Recovery of Adjusted New Commercial Field Capital Expenditures, (v) the amount of Argosy’s capital expenditures as required by Section 5.1, (vi) the amounts payable under Sections 2, 3 and 4 hereof for such preceding quarter and calendar year, and(vii) for the first annual report after the date hereof, whether there have been any claims prior to November 30, 2006, by a Gran Tierra Indemnified Person (as defined in the Purchase Agreement) in accordance with Section 1.11, of the Purchase Agreement; and

(C)	pay Crosby by wire transfer in United States Dollars, the amount shown on such statement for such calendar year less any amounts already paid with respect to such calendar year.

7.1.3 Ability to Challenge Payments. Payments made by Argosy and Gran Tierra to Crosby hereunder for a calendar year, including any quarterly payments made during such year, shall be deemed final and non-adjustable unless within thirty (30) days of Crosby’s receipt of an annual report as set forth in Section 7.1.2, Crosby delivers written notice to Gran Tierra and/or Argosy of a disagreement with such annual report and a request for an audit related to such annual report. Any such audit pursuant to this Section 7.1.3 shall be in addition to Crosby’s audit rights under Section 7.5. Crosby shall use reasonable commercial efforts to have its auditor complete such audit and submit its final written report to Crosby within 90 days of the date such audit begins. If such audit report indicates that such annual report is incorrect, Crosby must initiate arbitration under Section 11 (without regard to Section 11.1) with respect to such audit report within 21 days of Crosby’s receipt of such audit report, or Crosby shall not be entitled to challenge such annual report.

7.1.4 No Offsets. THERE SHALL BE NO COMMERCIAL OFFSET, NET OUT, OR ANY OTHER NONJUDICIAL SUSPENSION OR SET OFF OF PAYMENTS OF ANY AMOUNTS DUE CROSBY AND ITS SUCCESSORS AND ASSIGNS HEREUNDER FOR ANY REASON WHATSOEVER, INCLUDING WITHOUT LIMITATION RELATING TO DISPUTES OR CLAIMS RELATING TO THE PURCHASE AGREEMENT. Notwithstanding the foregoing, if (i) there is bona fide uncertainty as to the ownership of the Participation Rights (as an example, with respect to a successor assignee of Crosby), (ii) there is a claim by a Gran Tierra Indemnified Person (as defined in the Purchase Agreement) in accordance with Section 1.11(b) of the Purchase Agreement prior to November 30, 2006, or (iii) there is a dispute under Section 7.1.5, then Gran Tierra and Argosy or their successors may immediately commence an arbitration pursuant to Section 11 (without regard to the provisions of Section 11.1) and to the extent of the amount in issue, may deposit the applicable payments due hereunder (but not an amount in excess of the amount claimed) with the Panel (or an escrow agent designated by the Panel) and request interpleader relief for such funds related to such issue.

7.1.5 Tax Withholdings. There shall be no withholding of taxes in the United States or Colombia for any payments hereunder without at least 90 days prior written notice to Crosby. Such notice shall include (1) the calculation of the proposed withholding percentage, (2) the legal requirement for such withholding, (3) the anticipated amount of such withholding, (4) the anticipated timing of any related deposit. and (5) the governmental entities which will receive such withholding. If there is no disagreement regarding such notice, Gran Tierra, Argosy and Crosby shall cooperate to facilitate the appropriate withholding, if any, and after such withholding is made, Argosy shall send written confirmation to Crosby of such tax deposits and any other information reasonably requested by Crosby regarding such deposits. If there is any disagreement regarding any matters related to such notice, the Crosby must initiate dispute resolution pursuant to Section 11 within such 90 day notice period. If Crosby initiates such dispute resolution, the amount of withholding in question shall be deposited with the Panel (or an escrow agent designated by the Panel) as interpleader funds. If Crosby does not initiate such dispute resolution pursuant to Section 11 within such 90 day notice period, it shall be deemed to have approved such withholding.

7.1.6 Delivery Address and Wiring instructions. The payments and statements required under this Section 7.1 shall be sent to Crosby at the notice address set out in this Agreement, and pursuant to wiring instructions or other instructions provided by Crosby in writing to Gran Tierra and Argosy.

7.2. Calculation of Payments During First Calendar Year. During the first calendar year in which this Agreement is effective (i.e., during the period beginning on the Effective Date through December 31 of the calendar year in which this Agreement is executed and delivered by the Parties):

7.2.1 The Base Overriding Royalty shall be based on the actual production of net barrels of crude oil and other Hydrocarbons sold from Historical Properties alter the Effective Date.

7.2.2 The calculation of Adjusted New Field Capital Expenditures shall use a pro rata amount for the month in which the Effective Date occurs (i.e., if the Effective Date were May 10, the aggregate qualifying expenditures for the entire month would be divided by 31 and multiplied by 21).

7.2.3 the Conditional Overriding Royalty for the first calendar year shall be based on the production of barrels of crude oil and other Hydrocarbons for the period from the Effective Date through December 31, 2006 and the applicable price per barrel for West Texas Intermediate for the period from the Effective Date through December 31, 2006.

7.3. Additional Information Regarding Historical Properties. At the times Gran Tierra and Argosy are required to provide to Crosby the reports required under Section 7.1, they shall also provide to Crosby the following information that was produced, delivered or received in the prior quarter; provided, however, that any information previously provided to Crosby pursuant to this Section 7.3 need not be provided again in subsequent quarters:

7.3.1 Any and all reports, meeting minutes, correspondence or other information provided to or received from during the prior quarter any Colombian Governmental Authority relating to any of the Historical Properties.

7.3.2 Any and all daily and/or monthly well by well (formation by formation if applicable) production data for Hydrocarbons produced from Historical Properties.

7.3.3 Any and all geological, geophysical, aerial or other surveys or subsurface mapping relating to any of the Historical Properties.

7.3.4 Any and all well logs, mud logs, production surveys and/or any other data gathered from well bores on the Historical Properties.

7.3.5 Any Authorization for Expenditures (an “AFE”) whether internal or forwarded to any other Working Interest owner on any of the Historical Properties, and any comparison of AFE to final cost.

7.3.6 Any new contracts or new amendments or other modifications or changes to contracts for the sale of Hydrocarbons from Historical Properties.

7.3.7 Any non-privileged information regarding any pending or threatened legal proceedings, lawsuits, claims or other similar matters relating to or affecting (i) the Historical Properties, (ii) the Colombian Association Contracts, or (iii) Gran Tierra’s or Argosy’s ability to comply with the terms and provisions of this Agreement.

7.3.8 Any and all internal or independent reserve engineering reports or estimates of prospective resources.

7.3.9 Any applicable invoices regarding Sales Proceeds.

7.3.10 The base documentation regarding any applicable marketing discounts, commissions, brokerage fees and similar payments relating to the marketing or sales of the Hydrocarbons.

7.3.11 Applicable statements regarding (i) Colombian Source Taxes and (ii) Colombian Ad Valorem Taxes.

7.3.12 The additional information referred to in this Section 7.3 shall be forwarded to Crosby in the form received or generated by Gran Tierra or Argosy (i.e. information in digital format shall be forwarded digitally, including all applicable seismic and/or accounting spreadsheets). Gran Tierra and/or Argosy may edit any portion of such information to exclude matters not related to Historical Properties.

7.3.13 Nothing in this Section 7.3 shall require Gran Tierra or Argosy to create new information or reports. If either Gran Tierra or Argosy, however, has prepared (or caused to be prepared) translations into English of any materials listed in this Section 7.3, such translations shall be provided with the materials required by this Section 7.3.

7.4. Books and Records. Argosy shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Crosby from the Participation Interests. Such books and records shall be open for inspection by Crosby during normal business hours pursuant to Section 7.5.

7.5. Audit. Upon five (5) days’ notice to Argosy and Gran Tierra, Crosby, at its expense, shall have the right at any time during regular business hours, not more frequently than three times annually, to have a qualified accountant selected by Crosby audit the records of Argosy to the extent necessary to verify Argosy’s statements and payments of the Participation Interests hereunder. Such records shall be made available to Crosby’s accountant at Argosy’s office located in Bogota, Colombia, or at Gran Tierra’s office located at the following address: 300, 611-10th Avenue S.W., Calgary, Alberta, Canada, T2R 0B2. Argosy and Gran Tierra shall cooperate with and assist Crosby’s accountant for the purpose of facilitating such audit. If, as a result of such audit, Crosby’s accountant determines that the amount of payments due pursuant to the Participation Interests was greater than the amount reported by Argosy in quarterly and annual statements furnished pursuant to this Section 7, Crosby shall promptly furnish to Argosy a copy of the report of its accountant setting forth the amount of the deficiency showing, in reasonable detail, the basis upon which such deficiency was determined. if Argosy agrees with such assessment, Argosy shall, within 30 days of receipt of Crosby’s accountant’s report, remit to Crosby a sum equal to such deficiency so claimed, together with interest thereon at the rate of ten percent (I0%) per annum from the date such payment was due until the date of such remittance. In addition, if the audit reveals a Material Underpayment in any period, Argosy shall pay to Crosby an additional amount equal to I00% of such underpayment, plus the cost of such audit. If Argosy disputes the claim, the dispute shall be resolved pursuant to Section 11.

7.6. Confidentiality. Crosby and its members shall keep confidential any and all information provided by Argosy or Gran Tierra pursuant to this Agreement (the “Confidential Information”), provided that Crosby and its members may share such information to tax, legal, accounting, financial and other advisors who have a duty of confidentiality to them. This Section 7.6 shall not apply to information which (i) was or becomes generally available to the public other than as a result of a disclosure by Crosby or its members, (ii) becomes available to Crosby or its members on a non-confidential basis from a source other than the Gran Tierra or Argosy, provided that such source is not known to Crosby or its members to be bound by a confidential arrangement with Gran Tierra or Argosy or otherwise prohibited from transmitting the information to us by a contractual, legal or fiduciary obligation, or (iii) becomes independently developed by Crosby or its members without violating any of our obligations hereunder. Notwithstanding the foregoing, Crosby and its members may disclose such Confidential Information (a) in connection with the resolution of any dispute pursuant to the procedures set forth in Section 11, or (b) if, in the opinion of its counsel, disclosure is required by law; provided, however, that Crosby or its members, as applicable, will promptly notify Argosy or Gran Tierra of the obligation to make such disclosure in advance of the disclosure so that Argosy or Gran Tierra, as the case may be, will have a reasonable opportunity to object to such disclosure. Crosby agrees that it shall treat the information provided by Argosy and Gran Tierra hereunder with the same degree of care it accords its own confidential information of a similar nature; provided that in no event shall Crosby exercise less than reasonable care to protect the Confidential Information.

8.	Assignment, Sale or Transfer of Historical Properties by Argosy and/or Sale of Argosy.

8.1. Subsequent Transfers of Historical Properties. Argosy shall not assign, sell, transfer or otherwise dispose of all or a part of its interest in any of the Historical Properties (a “Subsequent Transfer”) without first complying with the provisions of Section 8.3.

8.2. Subsequent Sale of Argosy or its Successors. Gran Tierra and/or its Affiliates shall not assign, sell, transfer or otherwise dispose of Argosy (a “Subsequent Argosy Sale”) without providing prior written notice to Crosby and without an agreement by the purchaser thereof to execute a counterpart to this Agreement and thereby be bound by the terms hereof, including without limitation the provisions of Section 6.

8.3. Assignment of this Agreement By Argosy or Gran Tierra. Argosy may assign to one or more Persons all or a portion of its rights and responsibilities under this Agreement in connection with a Subsequent Transfer; provided, that

8.3.1 Argosy, Gran Tierra or a subsequent transferee, as the case may be, shall give Crosby an officer’s certificate at least fifteen (15) business days prior to any such Subsequent Transfer and assignment, certifying as to the compliance of such Subsequent Transfer and assignment with this Agreement, and such certificate shall be accompanied by:

(a) a copy of all documents related to such assignment; and

(b) if the proposed transferee is not delivering a Letter of Credit, one of the following: (i) financial statements of the proposed transferee setting forth whether such proposed transferee would be in compliance with the Release Covenants as of the date of such assignment or (ii) reasonable evidence that such proposed transferee maintains the Acceptable Credit Rating; and

(c) the proposed allocation of rights and responsibilities pursuant to Section 8.3.3; and

(d) if such proposed transferee would not be in compliance with the Release Covenants or the Acceptable Credit Rating as of the date of such proposed assignment, a proposed Letter of Credit complying with the terms and provisions of Section 6 and Exhibit A.

8.3.2 the Agreement is fully assumed in writing by such transferee, including without limitation the obligation of such transferee to provide a Letter of Credit to the extent required by Section 6 and Exhibit A, and

8.3.3 in the event of a partial Subsequent Transfer and assignment, rights and responsibilities under this Agreement (including with respect to the obligations of Gran Tierra and Argosy under Section 7) are allocated between Argosy and such transferees based on the aggregate amount of the trailing 4 quarters payments earned by Crosby from the Colombian Participation Agreement which is attributable to each portion of the Historical Properties held by Argosy and any subsequent transferees; and

8.3.4 Within ten ( I0) business days of Crosby’s receipt of such officer’s certificate and accompanying documents set forth in Section 8.33, Crosby may object to such Subsequent Transfer and assignment and start dispute resolution under Section 11 for any of the following reasons:

(a) either: (i) the form of Letter of Credit (if attached) to such officer’s certificate does not comply with the requirements of Section 6 and Exhibit A or (ii) the issuer bank for such Letter of Credit (if attached) does not have an Issuer Acceptable Credit Rating; or

(b) if a form of Letter of Credit is not attached, the proposed transferee would not satisfy as of the date of such proposed transfer, either (i) the Release Covenants or (ii) the Acceptable Credit Rating; or

(c) the proposed allocation pursuant to Section 8.3.3 is incorrect; or

(d) the proposed form of assignment and transfer documents do not comply with the provisions of Section 8.3.2.

If Crosby does not timely object to such proposed Subsequent Transfer or assignment for at least one of the foregoing reasons, then Crosby shall be deemed to have accepted such Subsequent Transfer and assignment. If Crosby does timely object to such proposed Subsequent Transfer or assignment for one or more of the foregoing reasons and begins dispute resolution under Section 11 hereof, then either (i) such Subsequent Transfer and assignment shall not take place unless and until such dispute resolutions under Section 11 is finally resolved, or (ii) the transferor (whether Gran Tierra and Argosy or a subsequent transferee) can notify Crosby in writing that it will continue to be liable for any payments due to Crosby hereunder related to the portion of the Colombian Association Contracts (and related rights and obligations under this Agreement) proposed to be assigned. If such transferor chooses to remain liable under this Agreement in response to Crosby’s objection, such transferor may subsequently be released from its ongoing obligations with respect to the Assigned Rights and Obligations if (i) a Panel approves the proposed transfer and such transferor complies with the conditions set by the Panel for any such transfer; or (ii) such transferor provides Crosby either (A) evidence satisfactory to Crosby that such transferee is complying with the Release Covenants or satisfies the Acceptable Credit Rating or (B) a Letter of Credit from such transferee in compliance with Section 6 and Exhibit A.

8.4. Prohibited Transfers and Assignments. Except as expressly set forth herein, Crosby shall have the right to withhold, in its sole discretion and for any reason or no reason, its consent to any Subsequent Transfer, any Subsequent Argosy Sale or any assignment under Section 8.3. Any attempted Subsequent Transfer, Subsequent Argosy Sale or assignment by Argosy or Gran Tierra of its rights and responsibilities under this Agreement that is not (i) otherwise expressly permitted hereunder and/or (ii) consented to by Crosby in accordance with the terms hereof (as applicable), shall be void ab initio and of no force or effect,

8.5. Effect of Transfers and Assignments. If Gran Tierra, Argosy or a permitted transferee makes any Subsequent Transfer, any Subsequent Argosy Sale or any assignment under Section 8.3, the written agreement by which such transferee assumes the rights and obligations of Gran Tierra and/or Argosy, as the case may be, shall provide that in each case references to Argosy or Gran Tierra, as the case may be, shall mean such transferee to the extent of such rights and obligations so assigned. The provisions of this Section 8.5 shall apply to subsequent permitted transferees.

8.6. Release of Gran Tierra, Argosy or Permitted Transferees. If Gran Tierra transfers all of its interest in Argosy, or Argosy transfers all or a portion of the Historical Properties, in each case in compliance with Section 8.1, 8.2 or 8.3, as applicable, and there is no then current dispute under Section 11 hereof with respect to Gran Tierra or Argosy, as applicable, then Gran Tierra or Argosy, as the case may be, shall be released from its obligations under this Agreement with respect to the portion of the Historical Properties (and related rights and obligations under this Agreement) so assigned or transferred. The provisions of this Section 8.6 shall apply to subsequent permitted transferees.

9. Assignment by Crosby.

9.1. Crosby Members. After November 30, 2006, subject to Section 9.3, Crosby may assign its rights and responsibilities under this Agreement, with prior written notice to Argosy or Gran Tierra, to any of its members who are set forth on Schedule 9.1 (the “Crosby Members”); provided, that such Crosby Members expressly agrees in writing to be bound by all of the terms and provisions of this Agreement. If Crosby assigns its rights under this Agreement to any of the Crosby Members:

9.1.1 Argosy shall make pro rata payments of the amounts due hereunder directly to such Crosby Members, provided that all of the reports and additional information required pursuant to Section 7 shall be delivered to a single Person designated by Crosby. Such Person shall have sole authority to act for all holders of Participation Rights pursuant to this Agreement, including but not limited to (i) resolving any matters relating to the Letter of Credit, (ii) initiating audits hereunder, (iii) disputing the amount of such payments, (iv) amending this Agreement and (v) being the sole representative in any dispute resolution process.

9.1.2 Each Crosby Member shall have the pro rata right to convert its Overriding Royalty to a Crosby Net Profits Interest for each New Commercial Field in accordance with the terms of this Agreement.

9.2. Assignment by Crosby to Non-Members. After November 30, 2006, Crosby and/or each Crosby Member shall have the right to sell, assign, transfer or otherwise dispose of any or all of the Participation Rights to any Person or Persons. Any such sale, assignment, transfer or other disposition may be (i) on a pro rata basis or (ii) with respect to any portion of the Historical Properties, or (iii) any one of the Participation Rights separately (i.e., Base Overriding Royalty, Net Profits Interest or Conditional Overriding Royalty for any New Commercial Field). Any such sale, assignment, transfer or disposition shall be made in compliance with applicable federal and state securities laws, and any such transferee shall agree in writing to be bound by the terms and provisions of this Agreement. In addition, Crosby and/or the Crosby Members shall provide to Gran Tierra and Argosy an opinion of counsel that any such sale, assignment, transfer or disposition complies with applicable federal and state securities laws. Any such sale, assignment, transfer or other disposition pursuant to this Section 9.2 shall be subject to the provisions of Section 9.1.1.

10. Term; Termination.

10.1. Base Term; Survival. This Agreement shall commence on the Effective Date and remain in force and effect through December 31, 2099 unless terminated pursuant to Section 10.2 hereof; provided, however, that after such termination pursuant to this Section 10.1 or Section 10.2, Sections 1 and 6 through 13 shall remain in effect until any amounts owing Crosby under Sections 2, 3, 4 and 5 are paid, and any disputes hereunder are fully and finally resolved.

10.2. Early Termination. At any time Argosy and Gran Tierra are not in breach of, or default under, any terms and condition of this Agreement, Argosy and Gran Tierra can terminate this agreement by providing Crosby a written certification executed by both Gran Tierra’s President and each of Argosy’s managing officers that the following is true and correct:

10.2.1 There have been no Sales Proceeds from the Historical Properties for five successive years;

10.2.2 Neither Argosy, Gran Tierra, their successors and/or assigns and/or their Affiliates have any continuing interest in the Colombian Association Contracts; or

10.2.3 Neither Argosy, Gran Tierra, their successors and/or assigns and/or their Affiliates have had for a period of three years any ownership in any oil and gas exploration or production activities within fifty (50) kilometers of any of the Historical Properties.

For written certifications pursuant to Sections 10.2.1 through 10.2.3, such termination shall be effective ninety (90) days after receipt unless either ( I ) within such ninety (90) day period Crosby notifies Argosy and Gran Tierra in writing of a dispute regarding the accuracy, correctness or sufficiency of such notice and/or (2) after such ninety (90) day period Crosby demonstrates that such certification was materially false or inaccurate.

11. Dispute Resolution. The Parties agree not to commence any action against each other in the event of an alleged breach or default of an obligation arising under this Agreement, unless and until the Party alleging such breach or default has given the Party or Parties alleged to have breached or defaulted written notice of such breach or default, and an opportunity to cure such failure within ten (10) business days following the giving of such notice (in the manner provided in the Agreement) (the “Cure Period”). Furthermore, the Parties expressly stipulate and agree that no Party shall commence any action against the other Party after receipt of a notice of breach, failure or default from such Party, until the expiration of the Cure Period. In the event an asserted default or breach is not cured to the satisfaction of the Party asserting the same within the Cure Period, resolution of any and all disputes arising from or in connection with this Agreement and/or the negotiation and making of this Agreement, whether based in contract, tort, or otherwise (each a “Participation Agreement Dispute”), shall be exclusively governed by and settled in accordance with the provisions of this Section 11. The Parties shall not initiate any proceedings in any Court of law until the provisions of Sections 11.1 and 11.2 are completed (other than to enforce the provisions of such Sections 11.1 and 11.2).

11.1. Negotiation. The parties to any Participation Agreement Dispute shall have their designated executives meet within 30 days of written notice of any dispute in to attempt to resolve such dispute. if the disputes cannot be resolved by such meetings with such 30-day period, or the party being noticed is unable or unwilling to meet within the 30-day period, any party may pursue its remedies in accordance with this Agreement.

11.2. Arbitration. If any Participation Agreement Dispute remains unsettled after following the procedures set forth in Section 11.1, a party hereto may commence arbitration proceedings by delivering a written notice (the “Demand”) to the other parties providing reasonable description of the Participation Agreement Dispute to the others and expressly requesting arbitration hereunder. Such Participation Agreement Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted by three neutral arbitrators who have experience in oil and gas exploration and production matters, acting by majority vote (the “Panel”), selected by agreement of the parties not later than ten (10) business days after delivery of the Demand or, failing such agreement, appointed from the Texas statewide panel of full-time neutral arbitrators of the American Arbitration Association who have experience in oil and gas exploration and production matters, and pursuant to the commercial arbitration rules of the American Arbitration Association (including the emergency procedures thereof), as amended from time to time (the “AAA Rules”). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The Panel shall have case management authority and shall fully and finally resolve the Participation Agreement Dispute within one hundred eighty (180) days from the commencement of the arbitration. The Panel shall not be entitled to award special, exemplary, punitive or consequential damages (including lost profit); provided, however, that such limitation shall not apply to Crosby’s rights to the interest and other payments due with respect to any audit conducted pursuant to Section 75, including without limitation any amounts due for Material Underpayments. Any arbitration award shall be binding and enforceable against the Parties, and judgment may be entered thereon in any court of competent jurisdiction.

11.3. Injunctive Relief. No Party shall be entitled to injunctive relief other than through the emergency procedures set forth in the AAA Rules.

11.4. Place of Arbitration. Any arbitration pursuant to this Agreement shall take place in Houston, Texas, which shall be the sole and exclusive jurisdiction and venue for any claims to adjudicate a Participation Agreement Dispute.

11.5. Legal Fees and Expenses. If any arbitration or other legal action is brought for the resolution of a Participation Agreement Dispute, for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall recover its or their actual and reasonable attorneys’ fees and other costs incurred in that action or proceeding (including without limitation the arbitrators’ fees, arbitration fees and expenses, deposition fees and expenses, expert witness fees and expenses, and travel expenses), in addition to any other relief to which it or they may be entitled. “Prevailing party” within the meaning of this Section 113 includes, without limitation, the party who agrees to dismiss an action upon the other party’s payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

11.6. Jurisdiction; Venue. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF HARRIS, STATE OF TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT EXECUTED HEREUNDER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY THIS SECTION 11 TO BE SUBMITTED TO ARBITRATION, SHALL BE LITIGATED IN SUCH COURTS, AND EACH OF THE PARTIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12. Representations and Warranties.

12.1. Argosy and Gran Tierra. Each of Argosy and Gran Tierra jointly and severally represents and warrants to Crosby as of the date hereof that:

12.1.1 its undersigned representative is duly authorized to execute this Agreement and the documents ancillary hereto:

12.1.2 it has all requisite power and authority to enter into this Agreement and the documents ancillary hereto, and to consummate the transactions contemplated hereby;

12.1.3 this Agreement and all other documents ancillary thereto to be executed by it in connection herewith have been (or upon execution will have been) duly executed and delivered it, have been effectively authorized by all necessary action (corporate, partnership or otherwise) and constitute (or upon execution will constitute) its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

12.1.4 the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with any contract or any other agreement, indenture or other instrument to which it is a party or by which it is bound, its organizational documents, or any judgment, decree, order, award, law, rule or regulation of any United States, state, local, or other governmental entity or municipality or subdivision thereof or any authority, department, commission, agency, board, bureau, court or other instrumentality thereof; and

12.1.5 it has not assigned, sold, transferred, conveyed, alienated or encumbered, in whole or in part, or agreed to assign, sell, transfer, convey, alienate or encumber, in whole or in part, any of its rights or interests in the Historical Properties (or the underlying Colombian Association Contracts).

12.2. Crosby. Crosby represents and warrants to Argosy and Gran Tierra as of the Effective Date that:

12.2.1 its undersigned representative is duly authorized to execute this Agreement and the documents ancillary hereto;

12.2.2 it has all requisite power and authority to enter into this Agreement and the documents ancillary hereto, and to consummate the transactions contemplated hereby;

12.2.3 this Agreement and all other documents ancillary thereto to be executed by it in connection herewith have been (or upon execution will have been) duly executed and delivered it, have been effectively authorized by all necessary action (corporate, partnership or otherwise) and constitute (or upon execution will constitute) its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

12.2.4 the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with any contract or any other agreement, indenture or other instrument to which it is a party or by which it is bound, its organizational documents, or any judgment, decree, order, award, law, rule or regulation of any United States, state, local, or other governmental entity or municipality or subdivision thereof or any authority, department, commission, agency, board, bureau, court or other instrumentality thereof.

13. Miscellaneous.

13.1. Notices.

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when sent to the Party to whom addressed by registered or certified mail, return receipt requested, postage prepaid, by overnight courier, with the fees therefore prepaid or billed to the sender, or by facsimile to such Party (if confirmed by one of the other methods described in this Section 13.1), their successors in interest, or their assignees at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

If to Argosy or Gran Tierra:	Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada, T2R 0B2
Attn: Dana Coffield
Facsimile No. (403) 265-3242

With copies to:	McGuire Woods LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Louis W. Zehil
Facsimile No. (212) 548-2175

If to Crosby:	Crosby Capital, LLC
712 Main Street, Suite 1700
Houston, TX 77002
Attn: Jay Allen Chaffee
Facsimile No. (713) 223-5379

With copies to:	Glast, Phillips & Murray, P.C.
2200 One Galleria Tower
13355 Noel Road
Dallas, TX 75240
Attn: Stanton P. Eigenbrodt
Facsimile No. (972) 419-8329

13.2. Inurement. This Agreement shall be binding on all Parties, their employees, agents, representatives, attorneys, shareholders, partners, affiliates, assigns, and successors in case of, but not limited to, merger, capital reorganization, reclassification of stock, consolidation, sale of all or substantially all of any Party’s assets, or any other change in business form by operation of law or contract or otherwise. The Parties agree to execute such other and further documentation necessary to effect this paragraph.

13.3. No Other Representations or Warranties. The Parties hereto have entered into this Agreement in reliance solely upon the representations, warranties and agreements made by each to the other as expressly set forth in this Agreement and not upon any other representation, warranty or statement, whether written or oral, or express or implied.

13.4. Modification; Waiver. Any modification or waiver of any provision of this Agreement, or any consent to any departure from the terms of this Agreement, shall not be binding unless the same is in writing and signed by the Party against whom such modification or waiver is sought to be enforced. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, unless there is a specific time period set forth herein with respect to the exercise of such right, power or privilege. No single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.5. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersede and cancel any prior understandings and agreements of the Parties with respect to such matters.

13.6. Headings. Section headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

13.7. Interpretation. This Agreement, and all other documents or instruments executed pursuant to this Agreement, were negotiated and drafted by the mutual efforts of all Parties and their counsel and, accordingly, the language of each of this Agreement and such other documents and instruments shall be construed as a whole, according to its fair meaning, and not strictly for or against any Party.

13.8. Further Assurances. Each Party agrees to execute any and all documents reasonably required to effectuate the purposes and intent of this Agreement, at present or in the future. Specifically and without limiting the prior sentence, if the law of Colombia in the future provides for a direct assignment of the Base Overriding Royalty from the Historical Properties, at the request of Crosby, Argosy shall make such assignment to Crosby.

13.9. Governing Law. THE PARTIES HEREBY AGREE THAT THIS AGREEMENT AND ALL INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT (UNLESS OTHERWISE EXPRESSLY STATED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.

13.10. No Liability. Crosby and/or any holder of the Crosby Net Profits Interest shall not be liable to Argosy and/or any other Party for any costs, expenses, losses or liabilities of any nature whatsoever related to the operation of the Historical Properties after the date hereof.

13.11. Force Majeure. Gran Tierra’s and Argosy’s obligations to make capital expenditures under this Agreement shall be suspended and tolled during any period to the extent Argosy cannot conduct its business due to accident, labor dispute or disruption, strike, shortage of labor, materials, fuel or power, fire, flood or other act of God or lack of transportation facilities. Gran Tierra’s and Argosy’s obligations hereunder shall promptly begin again after Argosy’s business is no longer such disrupted. Gran Tierra and/or Argosy shall within 30 days of a qualifying force majeure event under this Section 13.11 give Crosby written notice of such event, or the provisions of this Section 13.11 shall not be applicable.

13.12. Survival. The representations, warranties, agreements and covenants of the Parties shall survive the execution and delivery of this Agreement.

13.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument. The execution and delivery of this Agreement by facsimile shall constitute the valid execution and delivery of this Agreement by the Party providing the facsimile signature.

13.14. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

13.15. Payments in U.S. Dollars. All payments owed to Crosby hereunder shall be paid in United States dollars.

13.16. Purchase Agreement. In the event of any inconsistency between the Purchase Agreement and this Agreement, the terms and provisions of this Agreement shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

ARGOSY ENERGY INTERNATIONAL
By:	Argosy Energy Corp., General Partner

	By:	/s/ Dana Coffield
	Name:	Dana Coffield
	Title:	President

CITY OF CALGARY	§
§
PROVINCE OF ALBERTA	§

On this 22nd day of June, 2006, before me appeared Dana Coffield, to me personally known, who being by me duly sworn did say that he is the President of Argosy Energy Corp., the General Partner of Argosy Energy International, and that the instrument was signed on behalf of Argosy Energy International, by the authority of the Board of Directors of Argosy Energy Corp. as the General Partner of such partnership, and that he acknowledged the instrument to be the free act and deed of said partnership.

This instrument was acknowledged before me on the 22nd day of June, 2006, by Dana Coffield, the President of Argosy Energy Corp., the General Partner of Argosy Energy International.

[illegible]
Notary Public in and for the Province of Alberta

My Commission Expires:
not applicable

GRAN TIERRA ENERGY INC.

By:	/s/ Dana Coffield
Name:	Dana Coffield
Title:	President and Chief Executive Officer

CITY OF CALGARY	§
§
PROVINCE OF ALBERTA	§

On this 22nd day of June, 2006, before me appeared Dana Coffield, to me personally known, who being by me duly sworn did say that he is the President of and Chief Executive Officer of Gran Tierra Energy Inc., and that the instrument was signed on behalf of same, by the authority of its Board of Directors, and that he acknowledged the instrument to be the free act and deed of said corporation.

This instrument was acknowledged before me on the 22nd day of June, 2006, by Dana Coffield, the President and Chief Executive Officer of Gran Tierra Energy Inc.

[illegible]
Notary Public in and for the Province of Alberta

My Commission Expires:

not applicable

CROSBY CAPITAL, LLC

By:	/s/ Jay Allen Chaffee
Jay Allen Chaffee
President

CITY OF TEXAS	§
§
PROVINCE OF HARRIS	§

On this 26th day of June, 2006, before me appeared Jay Chaffee, to me personally known, who being by me duly sworn did say that he is the President of Crosby Capital, LLC, and that the instrument was signed on behalf of same, by the authority of its Board of Managers, and that he acknowledged the instrument to be the free act and deed of said limited liability company.

This instrument was acknowledged before me on the 26th day of June, 2006, by Jay Allen Chaffee, the President of Crosby Capital, LLC

/s/ Peggy Ann Maltie
Notary Public in and for the State of Texas

My Commission Expires:	[seal]

July 11, 2007

SCHEDULE 1.8
COLOMBIAN ASSOCIATION CONTRACTS

Colombia Block/Field(a)	Well Name	Royalty Interest		Other Working Interest	Argosy Working Interest	Argosy Net Revenue Interest
Guayuyaco Field: Guayuyaco	Guayuyaco 1 Guayuyaco 2	8.00000 8.00000	(b) (b)	65.00000 65.00000	35.00000 35.00000	32.20000 32.20000

Santana Field: Linda	Linda 1 Linda 2 Linda 3 Linda 4 Linda 5	20.00000 20.00000 20.00000 20.00000 20.00000		65.00000 65.00000 65.00000 65.00000 65.00000	35.00000 35.00000 35.00000 35.00000 35.00000	28.00000 28.00000 28.00000 28.00000 28.00000

Santana Field: Inchiyaco (c)	Inchiyaco 1	20.00000		74.17350	25.82650	20.66120

Santana Field: Mary	Mary 1 Mary 2 Mary 3 Mary 5	20.00000 20.00000 20.00000 20.00000		65.00000 65.00000 65.00000 65.00000	35.00000 35.00000 35.00000 35.00000	28.00000 28.00000 28.00000 28.00000

Santana: Field: Miraflor	Miraflor	20.00000		65.00000	35.00000	28.00000

Santana Field: Toroyaco	Toroyaco 1 Toroyaco 2 Toroyaco 3 Toroyaco 4	20.00000 20.00000 20.00000 20.00000		65.00000 65.00000 65.00000 65.00000	35.00000 35.00000 35.00000 35.00000	28.00000 28.00000 28.00000 28.00000

Colombia Block/Field(a)	Well Name		Royalty Interest		Other Working Interest	Argosy Working Interest	Argosy Net Revenue Interest
Chaza		(d)	8.00000 (b	)	50.00000	50.00000	46.00000
Mecaya		(d)	8.00000 (b	)	85.00000	15.00000	13.80000
Mandiyaco		(d)(e)	8.00000 (b	)	0.00000	100.00000	92.00000
Rio Magdalena		(d)	8.00000 (b	)	65.00000	35.00000	32.20000
Talora		(d)	8.00000 (b	)	80.00000	20.00000	18.40000
Primavera		(d)	8.00000 (b	)	85.00000	15.00000	13.80000

(a)	The formations for each block and field are referenced on CPA Schedule 1.54 and Argosy’s Net Revenue Interest is the same for each formation in such field.
(b)	Subject to sliding scale
(c)	Inchiyaco field connected to Mary Field
(d)	No producing wells as of May 25, 2006
(e)	Potential other working interest owner if Repsol Farm-in is basis of property acquisition. Such interest, if any, would reduce Argosy’s Net Revenue Interest.

SCHEDULE 1.14
HISTORICAL PROPERTIES

SCHEDULE 1.14
TO THE
COLOMBIAN PARTICIPATION AGREEMENT

COLOMBIAN ASSOCIATION CONTRACTS

SEE ATTACHED PAGE 1

Block	Contractual Documentation	Effective Date
Santana	ECP Risk Sharing Contract	July 27, 1987

Rio Magdalena	ECP Association Contract	February 8, 2002

Guayuyaco	ECP Association Contract	September 20, 2002

Talora	ANH Contract for Exploration and Exploitation of Hydrocarbons	September 16, 2004

Chaza	ANH Contract for Exploration and Exploitation of Hydrocarbons	June 27, 2005

Primavera	ANH Contract for Exploration and Exploitation of Hydrocarbons	May 9, 2006

Mecaya	Application for ANH Contract for Exploration and Exploitation of Hydrocarbons	(1)

Mandiyaco	Application for ANH Contract for Exploration and Exploitation of Hydrocarbons	(2)

(1)
Argosy submitted the “Mecaya” application to ANH on October 27, 2005 for an area in the Putumayo basin. ANH advised Argosy verbally the application was accepted on April 20, 2006. Argosy has received written confirmation and is scheduling a contract closing on or about June 2, 2006.

(2)
Argosy submitted the “Mandiyaco” application to ANH on April 26, 2006 for an area in the Putumayo Basin. ANH has suspended review of this application until a previously submitted application is processed. Therefore, this application may need to be renewed and/or resubmitted.

SCHEDULE 1.33
CURRENT NET REVENUE INTERESTS

SCHEDULE 1.33
TO THE
COLOMBIAN PARTICIPATION AGREEMENT

HISTORICAL PROPERTIES

Colombia Block/Field	Well Names	Argosy Net Revenue Interest	Description of Historical Property(1)
Block: Santana Fields: Linda Inchiyaco Mary Miraflor Toroyaco	Linda 1 Linda 2 Linda 3 Linda 4 Linda 5 Inchiyaco I Mary 1 Mary 2 Mary 3 Mary 5 Miraflor Toroyaco 1 Toroyaco 2 Toroyaco 3 Toroyaco 4	28.0% 28.0% 28.0% 28.0% 28.0% 20.6612% 28.0% 28.0% 28.0% 28.0% 28.0% 28.0% 28,0% 28.0% 28.0%
The area more specifically described in Annex A of the Amendment to the Santana Shared Risk Contract effective August 14, 2002, attached to this Schedule 1.28 on pages 2 to 28, setting forth the coordinates of the property (a) comprising an area of 21,191 hectares and 5,800 square meters, located in the Guayuyaco Sector in the municipal jurisdictions of Villa Garzón, Puerto Guzman and Mocoa in the Putumayo Province, and the municipal jurisdiction of Santa Rosa in the Cauca Province, and including only (b) (i) the productive areas individually redefined for each of the reservoirs of the Mary, Miraflor, Linda and Toroyaco fields, as described more fully therein; and (ii) the Inchiyaco field which has been determined to be connected to the Mary field.

Block: Guayuyaco Field: Guayuyaco	Guayuyaco 1 Guayuyaco 2	32.2% 32.2%
The area more specifically described in Annex A of the Guayuyaco Adjacent Prospect Contract effective September 20, 2002, attached to this Schedule 1.28 on pages 29 to 39, setting forth the coordinates of the property (a) comprising an area of 21,191 hectares and 5,800 square meters, located in the Guayuyaco Sector in the municipal jurisdictions of Villa Garzón, Puerto Guzmán and Mocoa in the Putumayo Province, and the municipal jurisdiction of Santa Rosa in the Cauca Province, and excluding (b) (i) the productive areas individually redefined for each of the reservoirs of the Mary, Miraflor, Linda and Toroyaco fields, as described more fully therein; and (ii) the Inchiyaco field which has been determined to be connected to the Mary field.

Block: Rio Magdalena	(2)	32.2%
The area more specifically described in Annex A of the Rio Magdalena Association Contract effective February 8, 2002, attached to this Schedule 1.28 on pages 40 to 79, setting forth the coordinates of property comprising an area of 43,841 hectares and 867 square meters, located in the Río Magdalena Sector in the municipal jurisdictions of San Juan de Rioseco, Beltrán, Pulí and Guataqui in the Cundinamarca Province, and the municipal jurisdictions of Guayabal, Lérida, Venadillo, Ambalema and Piedras in the Tolima Province.

Block: Talora	(2)	18.4%
The area more specifically described in Annex A of the Talora Exploration and Exploitation Contract effective September 16, 2004, attached to this Schedule 1.28 on pages 45 to 47, setting forth the coordinates of property comprising an area of 32,472 hectares and 6,893 square meters, located in the Chaza Sector in the municipal jurisdictions of Mocoa and Villagarzón in the Putumayo Province and the municipal jurisdiction of Piamonte in the Cauca Province.

Block: Chaza	(2)	46.0%
The area more specifically described in Annex A of the Chaza Exploration and Exploitation Contract effective June 27, 2005, attached to this Schedule 1.28 on pages 53 to 62, setting forth the coordinates of property comprising an area of 32,472 hectares and 6,893 square meters, located in the Chaza Sector in the municipal jurisdictions of Mocoa and Villagarzón in the Putumayo Province and the municipal jurisdiction of Piamonte in the Cauca Province.

Block: Primavera	(2)	13.8%
The area more specifically described in Annex A of the Primavera Exploration and Exploitation Agreement effective May 9, 2006, setting forth the coordinates of property commonly known as Primavera Block, which description is attached to this Schedule 1.28 on pages 63 to 74.

Block: Mecaya	(2)	13.8%
The area more specifically described in Exhibit I of the Mecaya Commercial Agreement effective May 23, 2006 by and among Expet S.A., Mecaya Colombia Partners LLC and Argosy Energy International, setting forth the coordinates of the Mecaya exploration block in the Putumayo Province of Colombia, which Exhibit I is attached to this Schedule 1.28 op pages 75 to 77.

Block: Mandiyaco	(2)	92.0%
The area more specifically described in the attachment to the application for the Mandiyaco Block with ANH dated April 27, 2006, setting forth the coordinates of the proposed Mandiyaco exploration block in the Cauca Province of Colombia, which such “Mandiyaco Area” attachment is attached to this Schedule 1.28 on pages 78 to 79.

(1)	The following descriptions are the surface areas for such Historical Properties, and include any productive Hydrocarbon bearing intervals which are found beneath such surface areas.

(2)	No producing wells as of May 25, 2006

SCHEDULE 1.53
POPA PROSPECT AREA MAP

SCHEDULE 1.53
TO THE
COLOMBIAN PARTICIPATION AGREEMENT

POPA PROSPECT AREA MAP

SEE ATTACHED PAGE 1

[Map]

CPA SCHEDULE 1.53 PAGE 1

[Map]

SCHEDULE 1.54
PREEXISTING FIELDS

SCHEDULE 1.54
TO THE
COLOMBIAN PARTICIPATION AGREEMENT

PRE-EXISTING FIELDS

SEE ATTACHED PAGE 1

Field Name	Colombian Contract Area	Formation Name	Formation Depth
Linda	Santana Block	Villeta “U”	8688 - 8938
		Villeta “T”	8800 - 8970
		Villeta “N”	8076 - 8345
		Caballos	8991 - 9105

Mary	Santana Block	Villeta “U”	7404 - 7715
		Villeta “T”	7647 - 7882
		Villeta “N”	6894 - 6902
		Caballos	7767 - 8018

Inchiyaco	Santana Block	Villeta “U”	7354 - 7520
		Caballos	7916 - 7976

Miraflor	Santana Block	Villeta “U”	6476 - 6545
		Villeta “T”	6652 - 6798
		Villeta “N”	5868 - 5896
		Caballos	6780 - 6820

Toroyaco	Santana Block	Villeta “U”	8838 - 9100
		Villeta “T”	9036 - 9274
		Villeta “N”	8128 - 8138
		Caballos	9370 - 9396

Guayuyaco	Guayuyaco Block	Villeta “U”	7490 - 7620
		Villeta “T”	7754 - 7790
		Caballos	7882 - 7903

SCHEDULE 9.1
TO THE
COLOMBIAN PARTICIPATION AGREEMENT

CROSBY CAPITAL, LLC MEMBERS

SEE ATTACHED PAGE 1

•	LJB Partners, L.P.

•	Schumacher Living Trust

•	Lincoln Trust Company, Custodian FBO Robert J. Schumacher Roth/IRA — Account 60481057

•	Lincoln Trust Company, Custodian FBO Robert J. Schumacher Roth/IRA — Account 60481066

•	Jay Allen Chaffee

•	Bunker Hill Associates, Inc.

EXHIBIT A
TO COLOMBIAN PARTICIPATION AGREEMENT
Terms of Letter of Credit Draws

The Initial Letter of Credit, a New Letter of Credit or any replacement letter of credit provided under Section 6 of this Agreement (collectively, the “Letters of Credit”) can be drawn under the following circumstances: (i) a payment default by Gran Tierra and/or Argosy under this Agreement pursuant to the terms of Section I below (a “Payment Default”), or (ii) any time Crosby should be protected with a Letter of Credit in the correct aggregate amount as set forth in Section 6 of this Agreement but is not, pursuant to the terms of Section II below (a “Letter of Credit Default”), or (iii) any time Crosby should be protected with a Letter of Credit from an Issuer Bank with an Issuer Acceptable Credit Rating as set forth in Section 6 of this Agreement but is not, pursuant to the terms of Section III below.
I. Payment Default.

Crosby shall be entitled to draw under the Letter of Credit in the exact amount that it is owed under this Agreement if and only it certifies to the issuing bank (the “Issuer Bank”) with reasonable evidence attached thereto that one of the following two conditions has been satisfied:
A. Condition One: Gran Tierra and/or Argosy fail to make a payment and Gran Tierra and/or Argosy admit explicitly in writing that they owe such amount; or
B. Condition Two: Either:

(1)
(a)	An award of the Panel provided in Section 11.2 provides for payment of money to Crosby (“Crosby Arbitration Award”); and
(b)	Within 10 business days of such award, (i) the Crosby Arbitration Award has not been paid and (ii) the Crosby Arbitration Award has been appealed; or

(2)
(a)	In the event the Crosby Arbitration Award has been appealed, a final determination favorable to Crosby has been entered (the “Crosby Final Determination”); and
(b)	Crosby has not been paid in full the amount of the Crosby Final Determination within five business days of such Crosby Final Determination.

II. Letter of Credit Renewal Default.

Crosby shall be entitled to draw a Letter of Credit in full and deposit such amount in an escrow account at the Crosby Escrow Bank if and only if it certifies to the Issuer Bank with reasonable evidence attached thereto that the money will be deposited in such escrow and the following two conditions are satisfied:
A. Not less than 60 days nor more than 90 days prior to the end of any Letter of Credit term, Crosby delivered written notice to Gran Tierra, Argosy and/or any permitted transferee, that any of them, as the case may be, is required under pursuant to Section 6 and this Exhibit A to deliver to Crosby a Letter of Credit satisfying the terms set forth Section 6 and this Exhibit A; and

B. Gran Tierra, Argosy or such permitted transferee has not within ten (10) business days provided such new Letter of Credit.

III. Issuer Bank Credit Rating Non-Maintenance Default.

Crosby shall be entitled to draw a Letter of Credit in full and deposit such amount in an escrow account at the Crosby Escrow Bank if and only if it certifies to the Issuer Bank with reasonable evidence attached thereto that the money will be deposited in such escrow and the following two conditions are satisfied:
A. Crosby delivered written notice to Gran Tierra, Argosy and/or any permitted transferee, as applicable, that the Issuer Bank’s rating by Standard & Poor’s has fallen below the Issuer Acceptable Credit Rating, and requesting delivery of a replacement Letter of Credit as required under and satisfying the terms of Section 6 and this Exhibit A; and
B. Gran Tierra, Argosy or such permitted transferee, as the case may be, has not within fifteen (15) business days provided such new Letter of Credit.

Exhibit B

[Form of the Initial Letter of Credit attached hereto]

Amendment No. 1 to
Colombian Participation Agreement

IRREVOCABLE STANDBY LETTER OF CREDIT

Effective as of 31st October, 2006

Irrevocable Letter of Credit No. [   ]

APPLICANT: GRAN TIERRA ENERGY INC. 300, 611 - 10th Avenue S.W. Calgary, Alberta Canada T2R OBZ
STATED AMOUNT: USD $4,000,000
EXPIRY DATE: 31st October, 2007 (save as such date may be extended pursuant to paragraph 9 below) AT OUR COUNTERS
BENEFICIARY: CROSBY CAPITAL, LLC 712 Main Street, Suite 1700 Houston, TX 77002 Attention: Jay Allen Chaffee

Re: Colombian Participation Agreement

1. We, Standard Bank Plc (the “Issuing Bank”), hereby issue our irrevocable Standby Letter of Credit on behalf of Gran Tierra Energy Inc (the “Applicant”) for an amount of USD 4,000,000 (Four Million United States Dollars) in favour of Crosby Capital, LLC (the “Beneficiary”).

2. This Standby Letter of Credit covers all monics and liabilities (whether actual or contingent) for up to the amount of USD 4,000,000 (Four Million United States Dollars) which are now or shall at any time hereafter be due, owing or payable to the Beneficiary from or by the Applicant under the terms of a participation agreement entered into on 22nd June, 2006 between the Applicant, Beneficiary and Argosy Energy International (as amended and in effect from time to time, the “Colombian Participation Agreement”).

3. CLAIM DOCUMENTATION. Authenticated swift or tested telex claiming the sum due and in the appropriate form designated below:

(a)	if a claim is being made with respect to a payment default under the Colombian Participation Agreement, the form of Exhibit A hereto;

(b)	if a claim is being made with respect to a Letter of Credit renewal default under the Colombian Participation Agreement, the form of Exhibit B hereto;

(c)
if a claim is being made with respect to a default under the Columbian Participation Agreement in providing an additional Letter of Credit following a draw under a Letter of Credit, the form of Exhibit C; and/or

(d)	if a claim is being made with respect to an Issuing Bank credit rating downgrade under the Colombian Participation Agreement, the form of Exhibit D hereto.

4. We hereby irrevocably and unconditionally undertake to honour all claims made by the Beneficiary in accordance with the terms and conditions of this Standby Letter of Credit within five (5) Business Days after our receipt thereof provided such claim documentation is received on or prior to 5:30pm (Greenwich Meantime) on the Expiry Date or on any day prior to the Expiry Date. For the purposes of this Standby Letter of Credit, “Business Day” shall mean any day (other than a Saturday or Sunday) on which banks are open for business in London.

5. It is further agreed that this Standby Letter of Credit shall be without prejudice to such rights as the Beneficiary may have at any time in respect of any security that the Beneficiary may hold for the said indebtedness and liabilities and that our liability shall not be affected by giving time or other indulgence to the Applicant, or by the Beneficiary realizing or entering into any compromise with depositors or any other collateral the Beneficiary may hold at any time in respect of the said liability.

6. TT Reimbursement and partial drawings are allowed.

7. This Standby Letter of Credit is not assignable.

8. A person who is not a party to this Standby Letter of Credit has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this Standby Letter of Credit.

9. Save as may be extended in accordance with the terms below, this Standby Letter of Credit expires at the counters of Standard Bank Plc on the Expiry Date. At any time no less than 90 days but no more than 120 days prior to the Expiry Date, the Applicant may by written notice addressed to the Issuing Bank request that the Expiry Date is extended for an additional period not to exceed one year. The Issuing Bank shall, no later than 30 days after receiving such request, notify the Beneficiary and the Applicant of its acceptance or rejection of such request and, if accepted, confirm the new Expiry Date.

10. All documents presented to the Issuing Bank in connection with any demand for payment under this Letter of Credit, as well as all notices and other communications to the Issuing Bank in respect hereof, shall be in writing, shall make specific reference to this Standby Letter of Credit by number and shall be delivered to the Issuing Bank at its office located at Standard Bank PLC, Canon Bridge House, 25 Dowgate Hill, London, EC4R 2SB (or at any other office of the Issuing Bank as may be designated by the Issuing Bank by written notice delivered to the Beneficiary) by authenticated SWIFT message (or any other form of communication previously agreed in writing with the Issuing Bank) to the following address (or at any number(s) designated by the Issuing Bank by written notice delivered to the Beneficiary), as applicable: [please provide].

11. This Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the “UCP”). This Standby Letter of Credit shall be governed by the laws of the State of New York, and the state and federal courts located in the State, County and City of New York shall have non-exclusive jurisdiction in any action or proceeding arising out of this Standby Letter of Credit.

12. Demand for payment under this Standby Letter of Credit shall be presented directly to the Issuing Bank and shall not be negotiated.

13. Standard Bank Plc’s charges are for the account of the Applicant, all other charges are for the account of the Beneficiary.

14. By paying the Beneficiary an amount demanded in accordance with this Standby Letter of Credit, the Issuing Bank makes no representation as to the correctness of the amount demanded or of the calculations and representations of the Beneficiary required by this Letter of Credit.

15. This Standby Letter of Credit sets forth in full the Issuing Bank’s undertaking, and such undertaking shall not be deemed in any way to be modified, amended, amplified or otherwise affected by any document, instrument or agreement referred to herein (including, without limitation, the Colombian Participation Agreement or credit agreement to which is relates), except only the Uniform Customs and the certificate(s) provided for herein.

STANDARD BANK PLC

By:
Title:

By:
Title:

Exhibit A
Irrevocable Letter of Credit
No.

CERTIFICATE FOR A PAYMENT DEFAULT

The undersigned hereby certifies to Standard Bank PLC (the “Issuing Bank”), with reference to Irrevocable Letter of Credit No. _______ (the “Letter of Credit”) issued by the Issuing Bank in favor of Crosby Capital, LLC (the “Beneficiary”), and fur the account of Gran Tierra Energy Inc. (the “Account Party”), that the undersigned is a duly authorized officer of the Beneficiary, that any capitalized term used but not defined herein shall have its respective meaning set forth in the Letter of Credit or the Colombian Participation ion Agreement referred to therein and that:

The Beneficiary is entitled to draw $[  ] (the “Draw Amount”) under the Letter of Credit, which is the exact amount that is owed to the Beneficiary under the Colombian Participation Agreement. The Beneficiary hereby directs the Issuing Bank to pay the Draw Amount by wire transfer of such amount in immediately available funds to the account of the Beneficiary specified below:

Bank Name:
Address:
ABA No.:
Account Name:
Account No.:
Attention:

[Include either [A] or [B].]

[A]
[The Beneficiary further certifies to the Issuing Bank that attached hereto is the written agreement of the Account Party acknowledging that the Draw Amount is due to the Beneficiary under the Colombian Participation Agreement and that the Account Party and its affiliates have failed to make such payment.]

[B]	[Include either [1] or [2]]

[(1)] [The Beneficiary further certifies to the Issuing Bank that:

(a) an award of the Panel provided in Section 11.2 of the Colombian Participation Agreement, provided for payment of the Draw Amount to the Beneficiary (the “Crosby Arbitration Award”); and

(b) within 10 business days of the Crosby Arbitration Award, (i) the Crosby Arbitration Award has not been paid and (ii) the Crosby Arbitration Award has not been appealed.]

[(2)] [The Beneficiary further certifies to the Issuing Bank that:

(a) an award of the Panel provided in Section 11.2 of the Colombian Participation Agreement, provided for payment of the Draw Amount to the Beneficiary (the “Crosby Arbitration Award”);

Exhibit A
Irrevocable Letter of Credit
No.

(b) within 10 business days of the Crosby Arbitration Award, (i) the Crosby Arbitration Award was not paid and (ii) the Crosby Arbitration Award was appealed;

(c) a final determination of the Crosby Arbitration Award favorable to the Beneficiary has been entered (the “Crosby Final Determination”) on appeal; and

(d) the Beneficiary has not been paid in full the amount of the Crosby Final Determination within 5 business days of such Crosby Final Determination.]

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ___ day of _____, ______.

CROSBY CAPITAL, LLC

By:
Title:

Exhibit B
Irrevocable Letter of Credit
No.

CERTIFICATE FOR A LETTER OF CREDIT RENEWAL DEFAULT

The undersigned hereby certifies to Standard Bank PLC (the “Issuing Bank”), with reference to Irrevocable Letter of Credit No. ____ (the “Letter of Credit”) issued by the Issuing Bank in favor of Crosby Capital, LLC (the “Beneficiary”), and for the account of Gran Tierra Energy Inc. (the “Account Party”), that the undersigned is a duly authorized officer of the Beneficiary, that any capitalized term used but not defined herein shall have its respective meaning set forth in the Letter of Credit or the Colombian Participation Agreement referred to therein and that:

The Beneficiary is entitled to draw the Letter of Credit in full and deposit the Stated Amount in the escrow account at the Crosby Escrow Bank specified below (the “Escrow Account”). The Crosby Escrow Agreement has been executed by each of the Beneficiary and the Crosby Escrow Bank, and contains the provisions required by the Colombian Participation Agreement. A copy of such executed Crosby Escrow Agreement is delivered herewith. The Beneficiary hereby directs the Issuing Bank to pay the Stated Amount under the Letter of Credit by wire transfer of such amount in immediately available finds directly to the Escrow Account, as follows:

Bank Name:
Address:
ABA No.:
Account Name:
Account No.:
Attention:

[Include either [A] or [B].]

[A]
The Beneficiary hereby further certifies to the Issuing Bank that: (1) the Initial Term has not expired; and (2) the Account Party has failed to extend the Expiry Date of the Letter of Credit for an additional one year, pursuant to Section 9 of the Letter of Credit.]

[B]	The Beneficiary hereby further certifies that:

(1)
not less than 60 days nor more than 90 days prior to the Stated Termination Date, the Beneficiary delivered written notice to the Account Party that the Account Party is required under Section 6 of the Participation Agreement to deliver to the Beneficiary confirmation of an extension of the Letter of Credit for an additional period equal to the shorter of (i) one year from the Stated Termination Date and (ii) the period ending on the last day of the Initial Term; and

(2)	the Account Party has not provided such an extension of the Letter of Credit prior to the date that is 10 Business Days following the date which is 60 days prior to the Stated Termination Date.]

Exhibit B
Irrevocable Letter of Credit
No.

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ___ day of ______, ______.

CROSBY CAPITAL, LLC

By:
Title:

Exhibit C
Irrevocable Letter of Credit
No.

CERTIFICATE FOR A LETTER OF CREDIT REINSTATEMENT DEFAULT

The undersigned hereby certifies to Standard Bank PLC (the “issuing Bank”), with reference to Irrevocable Letter of Credit No. ______ (the “Letter of Credit”) issued by the Issuing Bank in favor of Crosby Capital, LLC (the “Beneficiary”), and for the account of Gran Tierra Energy Inc. (the “Account Party”), that the undersigned is a duly authorized officer of the Beneficiary, that any capitalized term used but not defined herein shall have its respective meaning set forth in the Letter of Credit or the Colombian Participation Agreement referred to therein and that:

The Beneficiary is entitled to draw the remaining undrawn portion of the Stated Amount of the Letter of Credit (the “Remaining Amount”) and deposit the Remaining Amount in the escrow account at the Crosby Escrow Bank specified below (the “Escrow Account”). The Crosby Escrow Agreement has been executed by each of the Beneficiary and the Crosby Escrow Bank, and contains the provisions required by the Colombian Participation Agreement. A copy of such executed Crosby Escrow Agreement is delivered herewith. The Beneficiary hereby directs the Issuing Bank to pay the Remaining Amount under the Letter of Credit by wire transfer of such amount in immediately available funds directly to the Escrow Account, as follows:

Bank Name:
Address:
ABA No.:
Account Name:
Account No.:
Attention:

The Beneficiary hereby further certifies that, following a prior draw under a Letter of Credit, the Account Party has failed to deliver a new letter of credit to the Beneficiary in the amount of such draw within 45 days of such draw as required by the Columbian Participation Agreement.

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ____ day of _____, ______.

CROSBY CAPITAL, LLC

By:
Title:

CERTIFICATE FOR AN ISSUING BANK CREDIT
RATING NON-MAINTENANCE DEFAULT

The undersigned hereby certifies to Standard Bank PLC (the “Issuing Bank”), with reference to Irrevocable Letter of Credit No. ______ (the “Letter of Credit”) issued by the Issuing Bank in favor of Crosby Capital, LLC (the “Beneficiary”), and for the account of Gran Tierra Energy Inc. (the “Account Party”). that the undersigned is a duly authorized officer of the Beneficiary, that any capitalized term used but not defined herein shall have its respective meaning set forth in the Letter of Credit or the Colombian Participation Agreement referred to therein and that:

The Beneficiary is entitled to draw the Letter of Credit in full and deposit the Stated Amount in the escrow account at the Crosby Escrow Bank specified below (the “Escrow Account”). The Crosby Escrow Agreement has been executed by each of the Beneficiary and the Crosby Escrow Bank, and contains the provisions required by the Colombian Participation Agreement. A copy of such executed Crosby Escrow Agreement is delivered herewith. The Beneficiary hereby directs the Issuing Bank to pay the Stated Amount under the Letter of Credit by wire transfer of such amount in immediately available funds directly to the Escrow Account, as follows:

Bank Name:
Address:
ABA No.:
Account Name:
Account No.:
Attention:
The Beneficiary hereby further certifies that:

A.
the Beneficiary delivered written notice to the Account Party that the Issuing Bank’s credit rating has fallen below the Issuer Acceptable Credit Rating and requested delivery of a replacement Letter of Credit as required under Section 6 of the Participation Agreement; and

B.	the Account Party has not within 15 business days following receipt of such notice provided such a replacement Letter of Credit.

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the

____ day of ______, _______.

CROSBY CAPITAL, LLC

By:
Title: